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Proxy Statement Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INTREPID POTASH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, Colorado 80202

April 4, 2011

Dear Stockholder:

        You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Intrepid Potash, Inc., which is scheduled to be held on Wednesday, May 25, 2011, at 10:00 a.m. local time, at the Denver Marriott City Center, 1701 California Street, Denver, Colorado 80202.

        Details regarding admission to the meeting and business to be conducted are described in the Notice of Internet Availability of Proxy Materials (the "Notice") you received in the mail and in this proxy statement. We have also made a copy of our 2010 Annual Report to Stockholders (the "2010 Annual Report") available with this proxy statement.

        We have elected to provide access to our proxy materials on the Internet under the U.S. Securities and Exchange Commission's "notice and access" rules. Our proxy materials are available at the following websites: for beneficial holders of our common stock, the address is www.edocumentview.com/IPI, and for registered holders of our common stock, the address is www.envisionreports.com/IPI. We have sent the Notice to each of our stockholders providing instructions on how to access our proxy materials and our 2010 Annual Report on the Internet.

        Your vote is important. Whether or not you plan to attend the 2011 Annual Meeting of Stockholders, I hope that you will vote as soon as possible. You may vote on the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in the proxy statement as well as in the Notice that you received in the mail.

        Please note that the rules governing brokers have changed recently. Brokers may not vote your shares on the election of directors or any other non-routine matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Very truly yours,

Robert P. Jornayvaz III Executive Chairman of the Board

Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, Colorado 80202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To All Stockholders:

        The 2011 Annual Meeting of Stockholders of Intrepid Potash, Inc. is scheduled to be held on Wednesday, May 25, 2011, at 10:00 a.m. local time, at the Denver Marriott City Center, 1701 California Street, Denver, Colorado 80202. The purpose of the meeting is:

  1)
  To elect two Class III Directors nominated by the Board of Directors to serve three-year terms expiring at the 2014 Annual Meeting of Stockholders;

  2)
  To ratify the appointment of KPMG LLP as Intrepid's independent registered public accounting firm for the fiscal year ending December 31, 2011;

  3)
  To hold a non-binding, advisory vote on executive compensation;

  4)
  To hold a non-binding, advisory vote on the frequency of the non-binding, advisory vote on executive compensation; and

  5)
  To transact any other business that may properly come before the annual meeting.

        The close of business on April 1, 2011, is the record date for determining stockholders entitled to vote at the 2011 Annual Meeting of Stockholders. Only holders of common stock of Intrepid Potash, Inc. as of the record date are entitled to vote on some or all of the matters listed in this notice of annual meeting. A complete list of stockholders entitled to vote at the 2011 Annual Meeting of Stockholders will be available for inspection by stockholders during normal business hours at our corporate headquarters located at 707 17th Street, Suite 4200, Denver, Colorado 80202, during the 10 days prior to the 2011 Annual Meeting of Stockholders as well as at the 2011 Annual Meeting of Stockholders.

        Your vote is very important. Whether or not you plan to attend the 2011 Annual Meeting of Stockholders, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice that you received in the mail, the section entitled Information About the Annual Meeting beginning on page 1 of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors of Intrepid Potash, Inc.

Geoffrey T. Williams, Jr. Secretary

Denver, Colorado
April 4, 2011

Proxy Statement Table of Contents

Page
Information About the Annual Meeting	1
Proposal No. 1—Election of Class III Directors	4
Proposal No. 2—Ratification of the Appointment of KPMG LLP as Intrepid's Independent Registered Public Accounting Firm For the Fiscal Year Ending December 31, 2011	8
Proposal No. 3—Advisory Vote on Executive Compensation	10
Proposal No. 4—Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation	11
Corporate Governance	12
Board of Directors	12
Board Leadership Structure	12
Lead Director	13
Risk Management	13
Communication with the Directors of Intrepid	14
Majority Vote Standard for Election of Directors	15
Stock Ownership Guidelines	15
Board and Committee Meetings	16
Compensation Committee Report	18
Compensation Committee Interlocks and Insider Participation	19
Compensation Discussion and Analysis	19
Summary Compensation Table	33
All Other Compensation Table	34
Grants of Plan-Based Awards in 2010	35
Outstanding Equity Awards at 2010 Fiscal Year-End	42
Option Exercises and Stock Vested	43
Pension Benefits	43
Non-Qualified Deferred Compensation	43
Employment Agreements and Arrangements	44
Termination and Change-in-Control Payments	48
Director Compensation	52
Security Ownership of Certain Beneficial Owners and Management	53
Certain Relationships and Related Transactions	56
Limitation of Liability and Indemnification	59
Section 16(a) Beneficial Ownership Reporting Compliance	60
Report of the Audit Committee	61
Householding	61
Stockholder Proposals	62
Other Matters	62

Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, Colorado 80202
(303) 296-3006

PROXY STATEMENT

        This proxy statement contains information about the 2011 Annual Meeting of Stockholders of Intrepid Potash, Inc. to be held on Wednesday, May 25, 2011, at 10:00 a.m. local time, at the Denver Marriott City Center, 1701 California Street, Denver, Colorado 80202. The Board of Directors of Intrepid Potash, Inc. is using this proxy statement to solicit proxies for use at the 2011 Annual Meeting of Stockholders. In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of "Intrepid," "our," "we" or "us" refers to Intrepid Potash, Inc. and its consolidated subsidiaries.

INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

        At Intrepid's 2011 Annual Meeting of Stockholders, stockholders will vote to:

  1)
  Elect two Class III Directors nominated by the Board of Directors to serve three-year terms expiring at the 2014 Annual Meeting of Stockholders;

  2)
  Ratify the appointment of KPMG LLP as Intrepid's independent registered public accounting firm for the fiscal year ending December 31, 2011;

  3)
  Hold a non-binding, advisory vote on executive compensation;

  4)
  Hold a non-binding, advisory vote on the frequency of the non-binding, advisory vote on executive compensation; and

  5)
  Transact any other business that may properly come before the annual meeting.

        As of the date of this proxy statement, Intrepid is not aware of any business to come before the meeting other than the first four items noted above.

Internet Availability of Proxy Materials

        The proxy materials, including this proxy statement, a proxy card or voting instruction card, and Intrepid's 2010 Annual Report, are being distributed and made available on or about April 8, 2011. In accordance with rules and regulations recently adopted by the U.S. Securities and Exchange Commission (the "SEC"), Intrepid has furnished proxy materials to its stockholders on the Internet. A Notice of Internet Availability of Proxy Materials (the "Notice") will be mailed to Intrepid's stockholders on or about April 8, 2011. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice. The Notice will also provide instructions on how to vote your shares. Intrepid may elect to mail printed proxy materials to one or more stockholders.

        The Notice will also provide instructions on how to inform Intrepid to send future proxy materials to you electronically by email or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email or printed form by mail will remain in effect until you terminate it. Choosing to receive future proxy materials by email will reduce Intrepid's printing and mailing costs.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2011: Our proxy materials, including this proxy statement and our 2010 Annual Report to Stockholders, are available at the following websites: for beneficial holders of our common stock, the address is www.edocumentview.com/IPI, and for registered holders of our common stock, the address is www.envisionreports.com/IPI.

Who Can Vote

        Only stockholders of record at the close of business on the record date of April 1, 2011, are entitled to receive notice of the annual meeting and to vote the shares of Intrepid common stock that they held on that date. As of April 1, 2011, there were 75,386,199 shares of common stock issued and outstanding, including 231,811 shares that are represented by unvested restricted shares of stock issued to employees under our 2008 Equity Incentive Plan. Holders of Intrepid common stock and owners of unvested restricted shares are entitled to one vote per share and are not allowed to cumulate votes in the election of directors.

How to Vote

        If your shares of Intrepid common stock are held by a broker, bank, or other nominee (in "street name"), you will receive information from them on how to instruct them to vote your shares. If you have not heard from the broker, bank, or other nominee who holds your Intrepid common stock, please contact them as soon as possible. If you do not give your broker instructions as to how to vote, under New York Stock Exchange ("NYSE") rules, your broker may only vote for you on "routine" items of business without your instructions. If you plan to attend the meeting and would like to vote your shares held by a bank or broker in person, you must obtain a legal proxy from the bank or broker.

        If you hold shares of Intrepid common stock in your own name (as a "stockholder of record"), you may give instructions on how your shares are to be voted by following the telephone or Internet voting procedures that can be found on the Internet, or, if you received a printed copy of the proxy materials, by marking, signing, dating, and returning the enclosed proxy card in the accompanying postage paid envelope. The telephone and Internet voting procedures are designed to ensure that proxies are handled properly under Delaware law. Votes cast in either of these two manners are authenticated by use of a personal identification number and allow stockholders to confirm that their instructions have been properly recorded.

        If you hold shares in BOTH street name and as a stockholder of record, YOU MUST VOTE SEPARATELY for each set of shares.

        Your proxy, when properly completed and not revoked, will be voted in accordance with your instructions. If you are a stockholder of record and you submit a proxy but do not include voting instructions on a particular matter, your shares represented by your proxy will be voted as follows:

  •
  FOR the election of two Class III Directors to serve three-year terms expiring at the 2014 Annual Meeting of Stockholders, as named in this proxy statement under the caption "—Nominees for Election as Class III Directors" (Proposal No. 1);

  •
  FOR the ratification of the appointment of KPMG LLP as the Intrepid's independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal No. 2);

  •
  FOR the non-binding, advisory approval of the compensation of our named executive officers (Proposal No. 3);

  •
  FOR the approval of an annual non-binding, advisory vote on executive compensation (Proposal No. 4); and

  •
  In the discretion of the named proxies regarding any other matters properly presented for a vote at the annual meeting.

        If you hold your shares in street name and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under NYSE rules, brokers and other nominees have the discretion to vote on routine matters such as Proposal No. 2, but do not have discretion to vote on non-routine matters such as Proposal Nos. 1, 3, and 4. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal No. 2 and any other routine matters properly presented for a vote at the 2011 Annual Meeting of Stockholders.

Ballot Measures Considered "Routine" and "Non-Routine"

        The ratification of the appointment of KPMG LLP as Intrepid's independent registered public accounting firm for 2011 (Proposal No. 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

        The election of directors (Proposal No. 1), the non-binding, advisory vote on executive compensation (Proposal No. 3) and the non-binding, advisory vote on the frequency of the non-binding, advisory vote on executive compensation (Proposal No. 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal Nos. 1, 3 and 4.

Votes Required to Elect Directors and Approve Proposals

        To be elected, directors must receive a majority of the votes cast (the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). Each director who is standing for re-election at the meeting has tendered a contingent, irrevocable resignation to the Board of Directors that will become effective only if the director fails to receive the required majority vote and the Board of Directors accepts the resignation. In the event a director does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee of the Board of Directors will make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether some other action should be taken. The Board of Directors will act (taking into account the recommendation of the Nominating and Corporate Governance Committee) and publicly disclose its decision and the rationale behind it within 90 days after the date of the certification of the election results.

        The affirmative vote of the majority of the shares of common stock present or represented by proxy and voted "for" or "against" a proposal is required to: ratify the appointment of KPMG LLP as Intrepid's independent registered public firm (Proposal No. 2); and approve, by non-binding, vote, executive compensation (Proposal No. 3). Accordingly, a majority of votes cast is required to approve these proposals.

        The frequency of the non-binding, advisory vote on executive compensation (Proposal No. 4) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders.

        Abstentions and broker non-votes will not be counted as votes cast on any of the proposals.

        Although the advisory votes on Proposal Nos. 3 and 4 are non-binding, as provided by law, Intrepid's Board of Directors and the Compensation Committee, which is responsible for designing and administering Intrepid's executive compensation program, will review the results of the votes and will consider the results in making a determination concerning executive compensation and the frequency of such advisory votes.

Quorum

        A quorum of stockholders is necessary to hold a valid meeting. Our Amended and Restated Bylaws provide that a quorum will exist if stockholders holding a majority of the outstanding shares of common stock are present at the meeting in person or by proxy. Abstentions and broker non-votes count as present for establishing a quorum, provided that the broker has voted on at least the ratification of the appointment of our auditors, but will not be counted as votes cast. A broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instruction from the beneficial owner of the shares and no instruction is given. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

Revoking a Proxy

        You may revoke a proxy before the vote is taken at the meeting by:

  •
  submitting a new proxy with a later date either signed and returned by mail or transmitted using the telephone or Internet voting procedures before the meeting;

  •
  by voting in person at the meeting; or

  •
  by filing a written revocation with Intrepid's Secretary.

        Your attendance at the 2011 Annual Meeting of Stockholders will not automatically revoke your proxy.

Payment of Proxy Solicitation Costs

        Intrepid will pay all costs of soliciting proxies. Intrepid has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $3,000, plus reimbursement of reasonable expenses. The solicitation may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition, Intrepid officers, directors, and employees, without additional compensation, may also solicit proxies in person, by telephone, or by other electronic means of communication. Intrepid will ask banks, brokers, other institutions, nominees, and fiduciaries to forward the proxy material to their principals and obtain authority to execute proxies.

PROPOSAL NO. 1—ELECTION OF CLASS III DIRECTORS

        Our Board of Directors consists of six directors who are divided into three classes, designated as Class I, Class II, and Class III. In accordance with our Amended and Restated Bylaws and Restated Certificate of Incorporation, the number of directors constituting the entire Board of Directors is fixed exclusively by the Board of Directors from time to time. The directors are to be divided as evenly as possible into the three classes. If the number of directors is not evenly divisible by three, the remaining positions shall be allocated first to Class III and then to Class II. The term of the Class I directors expires at the 2012 Annual Meeting of Stockholders; the term of the Class II directors expires at the 2013 Annual Meeting of Stockholders; and the initial term of the Class III directors expires at the 2011 Annual Meeting of Stockholders. Each class of directors will serve for a staggered three-year term upon their election. At this meeting, the election of two Class III directors will be considered by the stockholders with each director to serve a three-year term. Intrepid's nominees for these directorships are identified below. Each of the nominees is currently serving as a member of the Board of Directors and has been included as a nominee in accordance with the Director Designation and Voting Agreement. See "Board and Committee Meetings—Director Designation and Voting Agreement" below.

        Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee of the Board of Directors shall be responsible for identifying and recommending directors for nomination by the Board of Directors for election as members of the Board of Directors. The Nominating and Corporate Governance Committee performed its evaluation and nominating committee functions in early 2011. The Nominating and Corporate Governance Committee seeks independent directors who represent a mix of backgrounds and experiences that it believes will enhance the quality of the Board of Directors' deliberations and decisions. When searching for new candidates, the Nominating and Corporate Governance Committee considers the evolving needs of the Board of Directors and searches for candidates that fill any current or anticipated future gaps. The Nominating and Corporate Governance Committee selects each nominee based on the nominee's skills, achievements, and experience. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating and Corporate Governance Committee believe that it is essential that the members of the Board of Directors represent diverse and experienced viewpoints. The Nominating and Corporate Governance Committee also believes that each nominee should have the highest level of personal and professional ethics, integrity, and values together with expertise that is useful to Intrepid and complementary to the background and expertise of other members of the Board of Directors. Additionally, nominees are expected to have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on the Board of Directors, and a desire to ensure that Intrepid's operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules, and regulations.

        The Nominating and Corporate Governance Committee evaluates each potential nominee individually and in the context of the Board of Directors as a whole. The objective is to recommend a group that will effectively contribute to the long-term success of Intrepid and effectively represent stockholder interests. With respect to the nomination of continuing directors for re-election, the individual's contributions to the Board of Directors are also considered.

        When seeking candidates for a new director, the Nominating and Corporate Governance Committee solicits suggestions from incumbent directors, management, stockholders, and others. The Nominating and Corporate Governance Committee has authority under its charter to retain a search firm for this purpose. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it recommends his or her candidacy to the full Board of Directors.

        The Nominating and Corporate Governance Committee will consider suggestions by stockholders of possible future nominees. Stockholders may nominate persons for election to the Board of Directors in accordance with our Amended and Restated Bylaws. No such suggestions were received during 2010. For more information regarding stockholder proposals, see the section entitled "Stockholder Proposals."

Nominees for Election as Class III Directors

        Biographical information as of March 24, 2011, including principal occupation and business experience during the last five years, for the nominees for director is set forth below. Unless otherwise stated, the principal occupations of the nominees have been the same for the past five years.

Age	Director Since

Robert P. Jornayvaz III has served as Executive Chairman of the Board since May 2010. Mr. Jornayvaz served as Chairman of the Board and Chief Executive Officer of Intrepid Potash, Inc. from November 2007 until May 2010 and served, directly or indirectly, as a manager of Intrepid Mining LLC from January 2000 until its dissolution in 2008, at the time of Intrepid's initial public offering ("IPO"). As a manager of Intrepid Mining LLC, Mr. Jornayvaz was responsible for the business operations of Intrepid Mining LLC. Mr. Jornayvaz is the 100 percent owner of Intrepid Production Corporation, which owns approximately 15 percent of Intrepid and 100 percent of IPC Management LLC, one of two managers of the former Intrepid Mining LLC. Intrepid Production Corporation also owns 50 percent of Intrepid Oil & Gas, LLC, with an entity owned by Mr. Harvey as the other 50 percent owner. Mr. Jornayvaz has approximately 30 years of experience in the oil and gas industry and 12 years of experience in the potash industry. The Board of Directors believes that Mr. Jornayvaz's qualifications to sit on our Board of Directors include his management experience with Intrepid Mining LLC and Intrepid Potash, Inc., together with his experience in extractive and commodities businesses.

52	December 2007

Hugh E. Harvey, Jr. has served as Executive Vice Chairman of the Board since May 2010. Mr. Harvey served as Chief Technology Officer of Intrepid Potash, Inc. from May 2009 until May 2010 and as a member of the Board of Directors of Intrepid Potash, Inc. since its formation in November 2007. From November 2007 until May 2009, he served as Executive Vice President of Technology of Intrepid Potash, Inc. Mr. Harvey served, directly or indirectly, as a manager of Intrepid Mining LLC from January 2000 until its dissolution in 2008, at the time of Intrepid's IPO. As a manager of Intrepid Mining LLC, Mr. Harvey, along with Mr. Jornayvaz, was responsible for the business operations of Intrepid Mining LLC. From February 2009 until October 2009, Mr. Harvey served as Chief Operating Officer of Intrepid Potash, Inc. Mr. Harvey is 100 percent owner of Harvey Operating and Production Company, which owns approximately 15 percent of Intrepid and is the 100 percent owner of HOPCO Management LLC, one of two managers of the former Intrepid Mining LLC. Harvey Operating and Production Company also owns 50 percent of Intrepid Oil & Gas, LLC, with an entity owned by Mr. Jornayvaz as the other 50 percent owner. Mr. Harvey has 12 years of experience in the potash mining industry, over 26 years of experience in the oil and gas industry and a unique combination of mining, mineral processing, drilling, field operations and economic evaluation experience. The Board of Directors believes that Mr. Harvey's qualifications to sit on our Board of Directors include his management experience with Intrepid Mining LLC and Intrepid Potash, Inc., together with his engineering and operational experience in extractive industries.

58	December 2007

        The proxies will be voted in favor of the nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as directors of Intrepid if elected. However, if either or both of the nominees are unable to serve or for good cause will not serve as a director, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by the Board of Directors.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" ELECTING EACH NOMINEE.

Directors Continuing in Office

        Biographical information for our directors continuing in office is set forth below.

	Age	Director Since
Class I Directors (Term Expires at 2012 Annual Meeting)

Terry Considine has served as Chief Executive Officer and Chairman of Apartment Investment Management Company, a publicly held, multi-family apartment real estate investment trust, since July 1994. Mr. Considine has also served as Chief Executive Officer and Chairman of American Land Lease, Inc., another publicly held real estate investment trust from July 1996 through February 2009. The Board of Directors believes that Mr. Considine's qualifications to sit on our Board of Directors include his management and director experience with complex public companies and his business experience in the real estate industry.

	63	April 2008

Chris A. Elliott has approximately 23 years of work experience in the agriculture industry. Mr. Elliott has served as President and Chief Executive Officer of Agricultural Company of America Partners, LP since July 2007, a company that owns and manages agriculture real estate and operates farms producing a variety of crops over a diverse geographic spectrum. In addition, since 2007, Mr. Elliott has been the President and co-owner of Accuform Technologies, LLC, an agriculture product development company. Mr. Elliott previously served as President and Chief Executive Officer of Nutra-Park Inc., an agriculture plant growth regulator company, from 2002 to 2006. The Board of Directors believes that Mr. Elliott's qualifications to sit on our Board of Directors include his extensive experience in the agricultural industry and his in-depth knowledge of agricultural commodities.

	45	August 2010

	Age	Director Since
Class II Directors (Term Expires at 2013 Annual Meeting)

J. Landis Martin is the founder of the private equity firm Platte River Ventures and has been Managing Director since November 2005. Mr. Martin retired as Chairman and Chief Executive Officer of Titanium Metals Corporation, an integrated producer of titanium metals, where he served from 1989 until November 2005. Mr. Martin served as President and Chief Executive Officer of NL Industries, Inc., a manufacturer of titanium dioxide chemicals, from 1987 to 2003 and was Chairman and Chief Executive Officer of Baroid Corporation from 1990 to 1994. Mr. Martin is Chairman of the Board of Directors of Crown Castle International Corp. and is also a director of Halliburton Company and Apartment Investment Management Company. The Board of Directors believes that Mr. Martin's qualifications to sit on our Board of Directors include his management and director experience with complex public companies and his business experience with complex companies in the manufacturing sector and the energy industry.

	65	December 2007

Barth E. Whitham has served as President and Chief Executive Officer of Enduring Resources,  LLC, a company focused on the acquisition and exploitation of upstream energy assets in domestic onshore basins, since July 2005, and also serves on its board of directors. From January 1991 to June 2005, Mr. Whitham served as President and Chief Operating Officer of Westport Resources Corp., a publicly traded oil and gas exploration and production company, and also served on its board of directors. Mr. Whitham also serves as a director of Ensign Energy Services Inc., an oilfield services company publicly traded on the Toronto Stock Exchange. The Board of Directors believes that Mr. Whitham's qualifications to sit on our Board of Directors include his management and director experience with operations and management of complex public companies and his business experience in the energy industry.

	54	April 2008

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INTREPID'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2011

        Intrepid's stockholders are being asked to ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as Intrepid's independent registered public accounting firm. KPMG LLP has served as Intrepid's independent registered public accounting firm since 2007 and the Audit Committee has selected KPMG LLP to perform the audit for the fiscal year ending December 31, 2011.

        The Audit Committee is solely responsible for selecting Intrepid's independent registered public accounting firm for the fiscal year ending December 31, 2011. Stockholder approval is not required to appoint KPMG LLP as Intrepid's independent registered public accounting firm. Notwithstanding that, the Board of Directors believes that submitting the appointment of KPMG LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain KPMG LLP. If the selection of KPMG LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of Intrepid and its stockholders.

        To the knowledge of management, neither KPMG LLP nor any of its members has any direct or material indirect financial interest in Intrepid or any connection with Intrepid in any capacity other than as independent public accountants. A representative of KPMG LLP is expected to be present at the 2011 Annual Meeting of Stockholders and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

        Intrepid paid the following fees to its independent registered public accounting firm for the audit of the consolidated financial statements and for other services provided in the years ended December 31, 2010 and 2009. All services and fees including tax service fees were pre-approved by the Audit Committee.

	2010	2009
Audit Fees	$724,710	$815,630
Audit Related Fees	20,470	20,575
Tax Fees	131,622	238,258
All Other Fees	—	—

Total Fees	$876,802	$1,074,463

        The audit-related fees include services related to reviews of a registration statement, related consents and other related audit services not included in the audit fees set forth above. The tax fees include assistance with compliance related and technical research. The Audit Committee has concluded that the provision of these non-audit services is compatible with maintaining the independence of KPMG LLP.

Audit Committee Pre-approval Policy and Procedures

        The charter of the Audit Committee provides that the Audit Committee shall approve the fees and any other significant compensation to be paid to the independent accountants, and shall approve in advance any non-audit services to be performed by the independent accountants. Such pre-approval requirement for non-audit services may be waived only if the non-audit services meet a de minimis exception allowed by law. Accordingly, it is the Audit Committee's policy that, prior to the engagement of the independent accountants, the Audit Committee shall review and pre-approve all audit and permissible non-audit services to be provided by the independent accountants (including the related fees and other terms of such services).

        In connection with this policy, the following procedures are followed: (i) if applicable, each year the Audit Committee reviews and pre-approves a schedule of services and estimated fees for proposed audit and non-audit services to be provided by the independent accountants during the next annual audit cycle, which schedule is detailed as to the particular services to be performed by the independent accountants; (ii) actual amounts paid to the independent accountants are monitored by financial management of Intrepid and reported to the Audit Committee; (iii) any services proposed to be provided by the independent accountants and the related fees that have not been pre-approved during the annual review by the Audit Committee must be pre-approved by the Audit Committee in advance of any work performed; and (iv) incremental fees for previously approved services that are expected to exceed the previously approved fee estimate must also be pre-approved by the Audit Committee.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" PROPOSAL NO. 2.

 PROPOSAL NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Intrepid is required to submit a proposal to stockholders for a non-binding, advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement.

        Accordingly, we are submitting the following resolution for stockholder vote at the 2011 Annual Meeting of Stockholders:

  "RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        As described in detail under the heading "Compensation Discussion and Analysis," the goals of Intrepid's executive compensation program are to:

  •
  Provide compensation opportunities that attract, retain, motivate, and reward talented executives;

  •
  Link compensation incentives to individual and company performance; and

  •
  Sustain the company's continued growth and profitability by having total executive compensation reflect the overall success of the business.

Intrepid believes that its executive compensation program satisfies these goals and is strongly aligned with the long-term interests of its stockholders.

        Highlights of our compensation program include the following:

  •
  Total cash compensation for Mr. Jornayvaz, our Executive Chairman of the Board, consisted of $634,038 in 2010.

  •
  Mr. Jornayvaz owns approximately 11.5 million shares, or approximately 15%, of Intrepid's issued and outstanding common stock, which significantly aligns his interests with other stockholders' interests.

  •
  The named executive officers receive regular long-term equity awards in the form of restricted stock and stock options every year. These annual awards of restricted stock and stock options generally contain vesting provisions whereby 1/3 of the awards vest on the first, second, and third anniversaries of the date of the award. Intrepid believes these awards ensure that a significant portion of the officers' compensation is tied to long-term stock price performance.

  •
  Except for Messrs. Jornayvaz and Harvey, none of the named executive officers has an employment agreement.

  •
  Except for Messrs. Jornayvaz and Harvey, each of the named executive officers is employed at-will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

  •
  Effective February 2011, excise tax gross-up provisions were eliminated from the change-in-control severance agreements for all executive officers.

        Please read the "Compensation Discussion and Analysis," section of this proxy statement, for additional details about Intrepid's executive compensation program and the decisions made by the Compensation Committee in 2010.

        Intrepid believes the compensation program for the named executive officers is instrumental in helping Intrepid achieve its solid financial performance. Intrepid's strong earnings and operational performance helped drive the margins generated, the deployment of capital investments, as well as the overall cash flows and profitability derived from the business.

        As an advisory vote, this proposal is not binding upon Intrepid, the Board of Directors, or the Compensation Committee. However, the Board of Directors and the Compensation Committee, which is responsible for designing and administering Intrepid's executive compensation program, will consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING "FOR" PROPOSAL NO. 3.

PROPOSAL NO. 4—ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON
EXECUTIVE COMPENSATION

        We are also required to seek a non-binding, advisory vote from our stockholders as to whether a non-binding, advisory vote on executive compensation—such as Proposal No. 3 above—should occur every one, two or three years. You may cast your vote by choosing one year, two years, or three years or you may abstain from voting when you vote for the resolution set forth below.

        In formulating its recommendation, our Board of Directors considered that an annual non-binding, advisory vote on executive compensation will allow our stockholders to provide the Board of Directors with direct and timely input on our executive compensation principles, policies and practices. Accordingly, we are submitting the following resolution for stockholder vote at the 2011 Annual Meeting of Stockholders:

  "RESOLVED, that the highest number of votes cast by the stockholders of Intrepid for the option set forth below shall be determined to be the preferred frequency with which Intrepid is to hold an advisory vote on the approval of the compensation of its named executive officers included in the proxy statement every:

    •
    one year;

    •
    two years; or

    •
    three years."

        The option of one year, two years, or three years that receives the greatest number of votes cast by our stockholders will be considered the frequency for the non-binding, advisory vote on executive compensation that has been recommended by our stockholders. However, as this is an advisory vote, the result will not be binding on Intrepid, the Board of Directors, or the Compensation Committee. However, the Board of Directors and the Compensation Committee will consider the outcome of the vote when determining how often Intrepid should submit to stockholders a non-binding, advisory vote to approve the compensation of its named executive officers included in Intrepid's proxy statement.

        Intrepid believes that say-on-pay votes should be conducted every year so that stockholders may annually express their views on Intrepid's executive compensation program. The Board of Directors and the Compensation Committee, which is responsible for designing and administering Intrepid's executive compensation program, will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE OPTION OF EVERY "ONE YEAR" AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED A NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS INCLUDED IN INTREPID'S PROXY STATEMENT.

CORPORATE GOVERNANCE

Board of Directors

        The Board of Directors is comprised of a majority of independent directors. The Board of Directors has determined that Terry Considine, Chris A. Elliott, J. Landis Martin, and Barth E. Whitham are independent directors under the rules of the SEC and the NYSE and do not have any material relationship with Intrepid other than as a director and stockholder of Intrepid. In reaching its conclusions as to the independence of these directors, the Board of Directors considered past employment, remuneration, and all other relationships with Intrepid. The Board of Directors also considered the independence tests described in Section 303A.02 of the Corporate Governance Standards of the NYSE's Listed Company Manual.

        With respect to Mr. Martin, the Board of Directors considered the investments made by Mr. Jornayvaz and Mr. Harvey in an investment fund controlled by Mr. Martin, each of which constitute less than one percent of the total amount of the fund, and concluded that such investments do not compromise Mr. Martin's independence. The Board of Directors also considered an investment made by Mr. Martin in a real estate investment fund controlled by Mr. Harvey, his wife, and his sister, which investment constitutes less than one percent of the total amount of the fund, and concluded that such investment does not compromise Mr. Martin's independence.

        With respect to Mr. Considine and Mr. Whitham, the Board of Directors considered investments that each of Messrs. Considine, Jornayvaz and Whitham have made in three limited liability companies created to acquire and own residential apartment properties, which limited liability companies are managed by and controlled by the son of Mr. Considine. Based on the size and characteristics of the respective investments made by each of Messrs. Considine, Jornayvaz and Whitham, the Board of Directors concluded that such investments do not compromise the independence of Mr. Considine or Mr. Whitham.

        With respect to Mr. Whitham, the Board of Directors also considered an Aircraft Dry Lease Agreement and Crew Services Agreement that Enduring Resources, LLC ("Enduring") entered into with BH Holdings LLC ("BH Holdings") with respect to an aircraft owned by BH Holdings. Mr. Whitham is the Chief Executive Officer and President of Enduring and BH Holdings is owned by entities controlled by Messrs. Jornayvaz and Harvey. Based on the monetary value of the proposed transactions and nature of the agreements, the Board of Directors concluded that such transactions and agreements do not compromise the independence of Mr. Whitham.

        The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are each comprised solely of independent directors. The written charters for all three independent committees are available on Intrepid's website at www.intrepidpotash.com. Also available on the website are Intrepid's Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Board Leadership Structure

        Intrepid currently does not have a position entitled Chief Executive Officer. Mr. Jornayvaz, Intrepid's Executive Chairman of the Board, serves as Intrepid's principal executive officer for SEC and

NYSE reporting purposes. The Board of Directors believes that Mr. Jornayvaz is best situated to serve as Executive Chairman of the Board because he is the director most familiar with Intrepid's business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Intrepid's independent directors bring experience, oversight and expertise from outside the company and from different industries, while Mr. Jornayvaz brings company-specific and industry-specific experience and expertise. At this time, the Board of Directors believes that the combined role of Executive Chairman of the Board and principal executive officer promotes strategy development and execution, and facilitates information flow between management and the Board of Directors, which are essential to effective corporate governance. One of the key responsibilities of the Board of Directors is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board of Directors believes the combined role of Executive Chairman of the Board and principal executive officer, together with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Director

        J. Landis Martin, an independent director who serves as Chairman of the Audit Committee, was selected by the Board of Directors to serve as the Lead Director. The Lead Director has the following responsibilities:

  •
  serving as the principal liaison between the non-management directors and the Executive Chairman of the Board and between the Board of Directors and Intrepid's stockholders;

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  presiding over executive sessions of non-management directors and meetings of independent directors;

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  presiding at all meetings of the Board of Directors at which the Executive Chairman of the Board is not present;

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  together with the Executive Chairman of the Board, approving meeting agendas for the Board of Directors and reviewing any materials, as so desired by the Lead Director, that will be distributed to the Board of Directors; the Lead Director may also request that additional materials be distributed to the Board of Directors;

  •
  approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

  •
  at his or her discretion, calling meetings of the non-management directors;

  •
  if requested by major stockholders, ensuring that he or she is available for consultation and direct communication; and

  •
  performing such other duties as may from time to time be delegated to the Lead Director by the Board of Directors.

Risk Management

        Intrepid is exposed to a number of risks and at least annually undertakes a risk management review to identify and evaluate risks and to develop plans to manage them effectively. In 2009, Intrepid initiated an Enterprise Risk Management Program to assist in identifying and quantifying potential risks throughout the organization. Intrepid's Executive Vice President of Human Resources and Risk Management, James N. Whyte, is directly responsible for Intrepid's Enterprise Risk Management function and reports both to the Executive Chairman of the Board and to Board of

Directors in this capacity. In fulfilling his risk management responsibilities, Mr. Whyte works closely with members of senior management, plant managers, and others at Intrepid to identify and design programs or procedures to mitigate potential risks where possible.

        The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of Intrepid's risks. The Board of Directors regularly reviews information regarding Intrepid's liquidity, capital expenditures, cost of goods sold, inventory, product pricing and sales, as well as the associated risks in the potash market. Intrepid's Compensation Committee is responsible for overseeing the management of risks relating to Intrepid's compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Board of Directors oversees management of risks associated with operations, environmental, health, and safety. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

        The Compensation Committee has also reviewed Intrepid's compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on Intrepid. The Compensation Committee believes that the design of Intrepid's annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure Intrepid's performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for Intrepid employees are capped, and Intrepid has discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of Intrepid's executive officers, a significant portion of the compensation for employees generally is delivered in the form of incentive compensation and equity awards that help further align the interests of employees with those of stockholders.

Communication with the Directors of Intrepid

        Any interested party with concerns about Intrepid may report such concerns to the Lead Director of Intrepid's Board of Directors or the non-management members of Intrepid's Board of Directors, as a group, by submitting a written communication to the Lead Director at the following address:

Lead Director c/o Intrepid Potash, Inc. 707 17th Street, Suite 4200 Denver, Colorado 80202 United States

        You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

        A copy of any such written communication will also be forwarded to Intrepid's legal counsel and a copy of such communication will be retained for a reasonable period of time. The Lead Director may discuss the matter with Intrepid's legal counsel, with independent advisors, non-management directors, or with Intrepid's management, or may take other action or no action as the Lead Director determines in good faith, using reasonable judgment, and discretion.

        The Audit Committee oversees the procedures for the receipt, retention, and treatment of complaints received by Intrepid regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. Intrepid has also established a toll-free telephone number for the reporting of such activity.

Majority Vote Standard for Election of Directors

        To be elected, directors must receive a majority of the votes cast (the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). Each director who is standing for re-election at the meeting has tendered a contingent, irrevocable resignation to the Board of Directors that will become effective only if the director fails to receive the required majority vote and the Board of Directors accepts the resignation. In the event a director does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee of the Board of Directors will make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether some other action should be taken. The Board of Directors will act (taking into account the recommendation of the Nominating and Corporate Governance Committee) and publicly disclose its decision and the rationale behind it within 90 days after the date of the certification of the election results.

Stock Ownership Guidelines

        The Board of Directors established stock ownership guidelines in March 2009 and updated the stock ownership guidelines in February 2011 for members of Intrepid's Board of Directors and senior management of Intrepid. The stock ownership guidelines require the those persons subject to the guidelines to own and hold significant amounts of Intrepid's common stock in order to align their interests with those of Intrepid's other stockholders. The stock ownership guidelines for Intrepid's senior management team and members of the Board of Directors are as follows:

          The Chief Executive Officer or principal executive officer is expected to own common stock of Intrepid having an average value equal to a minimum of six times the then-current annual base salary. The Chief Executive Officer or principal executive officer is expected to reach such level of common stock ownership within five years of the later of (i) February 2011, or (ii) the date of hire.

          The individuals that are deemed senior management, which is defined as any member of management having a job title of Senior Vice President or above other than the Chief Executive Officer or principal executive officer, are expected to own common stock of Intrepid having an average value equal to a minimum of two times their then-current annual base salary. Each member of the senior management team is expected to reach such level of common stock ownership within five years of the later of (i) March 2009, or (ii) their date of hire.

          In the event that any member of the senior management team, including the Chief Executive Officer or principal executive officer has not yet achieved the common stock ownership level set forth in these guidelines, such individual shall be expected to retain ownership of 50 percent of all common stock received pursuant to equity incentive awards under Intrepid's equity incentive plans (on an after-tax basis) until such ownership level has been achieved.

          Each member of Intrepid's Board of Directors is expected to own common stock of Intrepid having an average value equal to a minimum of five times the Board of Directors member's then-current base annual cash retainer. Each member of the Board of Directors is expected to reach such level of common stock ownership within five years of the later of (i) February 2011, or (ii) the date that they first become a member of the Board of Directors.

 BOARD AND COMMITTEE MEETINGS

        The full Board of Directors met nine times during 2010. During 2010, each member of the Board of Directors attended in person or participated in 75 percent or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served (during the periods that such person served).

        It is Intrepid's policy that each director is expected to attend the annual meeting of stockholders. All of the directors attended or participated by telephone at the annual meeting of stockholders held in May 2010.

        The Board of Directors has an Audit Committee, Nominating and Corporate Governance Committee, and a Compensation Committee. The Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee are each comprised solely of independent directors.

        The Nominating and Corporate Governance Committee is responsible for reviewing the performance of the Board of Directors and each committee and reporting its findings to the Board of Directors.

        The following table sets forth the members of each committee, as of December 31, 2010, and the number of meetings held in 2010.

Name of Director	Audit Committee		Nominating and Corporate Governance Committee		Compensation Committee
Terry Considine	X		X	*	X
Chris A. Elliott	X		X		X
J. Landis Martin	X	*	X		X
Barth E. Whitham	X		X		X	*
Number of Meetings in 2010	12		7		9

*
Chairperson

Audit Committee

        The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its responsibilities to Intrepid and the stockholders relating to the accounting and financial reporting processes and the audit of Intrepid's financial statements. The Audit Committee oversees management's processes and activities related to maintaining the reliability and integrity of Intrepid's accounting policies, financial reporting practices and financial statements; the assessment of the independent auditor's qualifications and independence; the performance of Intrepid's internal audit function; and compliance with laws and regulations and the requirements of any stock exchange or quotation system on which Intrepid's securities may be listed. The Audit Committee is solely responsible for the engagement and discharge of independent auditors and reviews the quarterly and annual financial results. The committee reviews the audit plan and the results of the audit with the independent auditors and reviews the independence of the auditors, the range of audit fees, the scope and adequacy of Intrepid's system of internal accounting controls, and Intrepid's risk management policies. The Audit Committee also has oversight responsibility for the internal audit function of Intrepid, to whom the internal audit department reports. The Audit Committee is currently composed of four directors, each of whom is independent as defined by the NYSE listing standards. The Audit Committee's responsibilities are set forth in its charter, which is reviewed annually and is available on Intrepid's website at www.intrepidpotash.com.

        Audit Committee members are prohibited from serving on more than two audit committees of public companies in addition to serving on the Intrepid Audit Committee.

        The Board of Directors has determined that each member of the Audit Committee is financially literate in accordance with the rules of the NYSE and also meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(l) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the Board of Directors has determined that each of Messrs. Martin, Considine, and Whitham qualifies as an "audit committee financial expert" as defined by SEC rules.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee's purpose is to review the overall composition of the Board of Directors, to identify individuals qualified to become members of the Board of Directors, and to recommend to the Board of Directors the director nominees for the next annual meeting. The committee oversees the evaluation of the Board of Directors and management succession plans, and reviews from time to time Intrepid's policies and practices on corporate governance including the Corporate Governance Guidelines applicable to Intrepid and to recommend the Board of Directors such changes, as it may deem necessary. Additionally, the Nominating and Corporate Governance Committee is responsible for the periodic review and recommendation to the Board of Directors of the compensation structure for the non-employee directors for Board of Directors and committee service. The Nominating and Corporate Governance Committee's responsibilities are set forth in its charter, which is reviewed annually and is available on Intrepid's website at www.intrepidpotash.com.

Compensation Committee

        The purposes of the Compensation Committee are to assist the Board of Directors in discharging its responsibilities relating to compensation of Intrepid's executives; to administer Intrepid's equity incentive plans (other than any such plan applicable only to non-employee directors); and to have overall responsibility for evaluating and approving (or recommending for approval to the Board of Directors) all compensation plans, policies and programs of Intrepid that affect the executive officers of Intrepid. The "Compensation Discussion and Analysis" section of this proxy statement describes these responsibilities and the manner in which they are discharged. The Compensation Committee's responsibilities are set forth in its charter, which is reviewed annually and is available on Intrepid's website at www.intrepidpotash.com. The Compensation Committee's charter authorizes it to form and delegate responsibility to subcommittees as it deems necessary and appropriate, provided, however, that any such subcommittees shall meet all applicable independence requirements and that the Compensation Committee shall not delegate to persons other than independent directors any functions that are required, under applicable NYSE rules and federal securities laws, to be performed by independent directors.

Director Designation and Voting Agreement

        On April 25, 2008, Intrepid, Harvey Operating and Production Company ("HOPCO"), Intrepid Production Corporation ("IPC") and Potash Acquisition, LLC ("PAL") each executed a Director Designation and Voting Agreement. The largest beneficial owner of PAL was Platte River Ventures I, L.P., a Delaware limited partnership. One of our directors, J. Landis Martin, was the managing member of Platte River Ventures I, L.P.'s general partner, PRV Investors I, LLC, a Delaware limited liability company. On November 14, 2008, PAL distributed its shares of Intrepid common stock to its members, and accordingly, its rights under the Director Designation and Voting Agreement terminated automatically.

        Pursuant to the terms of the Director Designation and Voting Agreement, each of HOPCO and IPC has agreed to designate one candidate for nomination and election to Intrepid's Board of Directors and to vote their shares in favor of the other's candidate. Intrepid has agreed to use its best efforts to assure that such designees are included in the slate of nominees to the Board of Directors and recommended for election. Pursuant to the terms of the Director Designation and Voting Agreement, Intrepid shall not take any action to change the size of the Board of Directors to exceed seven members, without the prior consent of IPC and HOPCO, subject to any limitations imposed by the rules of the NYSE. IPC and HOPCO, together with shares beneficially owned by Messrs. Jornayvaz and Harvey, in the aggregate own approximately 29.9 percent of Intrepid's issued and outstanding common stock as of April 1, 2011. The directors currently serving on Intrepid's Board of Directors under the Director Designation and Voting Agreement are Hugh E. Harvey, Jr. (nominated by HOPCO) and Robert P. Jornayvaz III (nominated by IPC), both of whom are Class III directors whose terms expire in 2011. Messrs. Jornayvaz and Harvey are standing for re-election at the 2011 Annual Meeting of Stockholders. The rights and obligations under the Director Designation and Voting Agreement are not transferable upon sale or other transfer of common stock by IPC or HOPCO except to any affiliate of IPC or HOPCO. The agreement will terminate with respect to any stockholder party and its affiliates when their collective beneficial ownership falls below five percent of Intrepid's outstanding common stock.

        Under the Director Designation and Voting Agreement, each of HOPCO and IPC has also agreed, except in the case of a transfer to each other, their affiliates or a public tender offer, to not knowingly sell shares of its common stock to any person if the result of that sale would be that the purchaser of such shares would own, directly or indirectly, five percent or more of Intrepid's outstanding common stock.

        Other than the Director Designation and Voting Agreement, there are no arrangements or understandings between any director and any other person pursuant to which that director was or is to be elected.

COMPENSATION COMMITTEE REPORT

        The following report of the Compensation Committee is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any other of Intrepid's filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

        The Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in this proxy statement and incorporated by reference in Intrepid's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF INTREPID POTASH, INC.
Barth E. Whitham, Chairman Terry Considine Chris A. Elliott J. Landis Martin

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During fiscal 2010, Messrs. Whitham, Considine, Elliott, and Martin served on our Compensation Committee. There are no interlocking relationships between any members of our Compensation Committee or our Nominating and Corporate Governance Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

COMPENSATION DISCUSSION AND ANALYSIS

        This section describes Intrepid's executive compensation program as it relates to the following "named executive officers" whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

  •
  Robert P. Jornayvaz III—Executive Chairman of the Board;

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  David W. Honeyfield—President and Chief Financial Officer;

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  Martin D. Litt—Executive Vice President and General Counsel;

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  James N. Whyte—Executive Vice President of Human Resource and Risk Management; and

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  John G. Mansanti—Vice President of Operations.

        Additionally, this section describes the compensation of Hugh E. Harvey, Jr., Intrepid's former Chief Technology Officer and current Executive Vice Chairman of the Board.

Executive Summary

2010 in Review

        Intrepid's goal for its executive compensation program is to attract, motivate, and retain a talented team of executives who will provide leadership for Intrepid's success in dynamic and competitive markets. Intrepid seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders' long-term interests. The Compensation Committee oversees the executive compensation program and determines the compensation for Intrepid's executive officers. Intrepid believes the compensation program for the named executive officers significantly contributed to Intrepid's strong financial performance in 2010 in a business environment of continued economic uncertainty and a sluggish recovery of the U.S. economy.

        Intrepid's fiscal 2010 total net sales of potash increased $56.3 million, or 24 percent, from fiscal 2009, and costs of goods sold per ton of potash decreased from $234 per ton for 2009, excluding the $20.7 million of costs associated with abnormal production that were expensed in 2009, to $223 per ton for 2010, excluding the $0.5 million of costs associated with abnormal production that were expensed in 2010. Intrepid continued to maintain a healthy balance sheet, ending the year with $143 million of cash and investments and no debt. Intrepid also significantly moved forward or completed certain strategic capital improvement projects, including the construction of its compactor project near Moab, Utah and its Langbeinite Recovery Improvement Project in Carlsbad, New Mexico. Intrepid also has made steady progress towards obtaining the issuance of a Record of Decision from the Bureau of Land Management for Intrepid's HB Solar Solution Mine project. For fiscal 2010, Intrepid believes its compensation programs delivered payouts commensurate with its strong business results despite the generally weak economic environment, reflected the competitive position that Intrepid has maintained during the economic downturn, recognized the critical roles its executives have had in developing and implementing strategic objectives, which we believe will ultimately drive long-term stockholder value, and recognized the need to retain qualified talent at Intrepid. In summary:

  •
  Cash incentive awards relating to 2010 performance generally were made under Intrepid's Short-Term Incentive Plan and were determined for the named executive officers based on metrics tied to safety performance, execution of capital projects on time and on budget, production tons of potash and langbeinite, cost of goods sold per ton of potash, EBITDA (earnings before interest, taxes, depreciation and amortization), compliance with Section 404 of the Sarbanes Oxley Act of 2002 and staffing levels for Intrepid. The fiscal 2010 cash incentive awards paid out under the Short-Term Incentive Plan equaled 97.2 percent of the target incentive opportunity based on the accumulated result of these metrics.

  •
  With the exception of Mr. Honeyfield, who on May 19, 2010, was promoted to President in addition to Chief Financial Officer, Intrepid continued the base salary freeze for executive officers that was implemented in 2009. In addition, the base salary amounts for Mr. Jornayvaz and Mr. Harvey were reduced as described below. The Compensation Committee periodically evaluates market data and considers these data in determining base salaries.

  •
  At the same time Mr. Honeyfield was promoted to President, Mr. Jornayvaz became Executive Chairman of the Board. In conjunction with the initial transfer of certain duties and responsibilities from Mr. Jornayvaz to Mr. Honeyfield, each officer's compensation was adjusted. Mr. Jornayvaz entered into a new employment agreement with Intrepid on May 19, 2010, whereby he agreed to voluntarily reduce his base salary from $487,500 to $100,000, an annual cash incentive award target of $500,000 and an equity award target value of $750,000. Mr. Honeyfield's base salary was increased from $315,000 to $355,000, his annual cash incentive award target remained at 50 percent of his base salary, and his equity award target value was increased from 60 percent to 90 percent of base salary.

  •
  At the same time Mr. Honeyfield was promoted to President and Mr. Jornayvaz became Executive Chairman of the Board, Mr. Harvey became Executive Vice Chairman of the Board and entered into a new employment agreement with Intrepid on May 19, 2010. Pursuant to the employment agreement, Mr. Harvey agreed to voluntarily reduce his base salary from $487,500 to $100,000, an annual cash incentive award target of $500,000 and an equity award target value of $750,000.

  •
  In recognition of their leadership and Intrepid's solid financial performance during 2010 and consistent with their employment agreements, the Compensation Committee awarded discretionary cash bonus awards to Messrs. Jornayvaz and Harvey.

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  The Compensation Committee awarded shares of restricted stock and stock options in early 2010 to all of the named executive officers based on market data provided in late 2009 by Towers, Perrin, Forster & Crosby, Inc. ("Towers Perrin"), subject to certain reductions for Messrs. Jornayvaz and Harvey. These awards were based on market data and considered the size of the organization, the roles of the individuals receiving the awards and the concept of a long-term compensation structure that provides periodic awards that vest over a service period.

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  Intrepid believes its executive compensation program is appropriate in design and is in the best interests of the stockholders of Intrepid.

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  Except for Messrs. Jornayvaz and Harvey, Intrepid's co-founders, none of the named executive officers has an employment agreement. As described below, each of the named executive officers has a change-in-control severance agreement. Intrepid does not provide supplemental retirement benefits to the named executive officers.

        The Compensation Committee believes that the compensation paid to the named executive officers for 2010 is consistent with the Compensation Committee's objectives and philosophy regarding executive compensation described below. In addition to the objectives, philosophically, the Compensation Committee believes that executive compensation practices can be effectively aligned with the interests of Intrepid's stockholders by measuring annual performance metrics that are reflective of Intrepid's long-term objectives and by further providing longer term equity incentives that become valuable or more valuable to the award recipients with an increase in the per share value of the common stock of Intrepid. In addition to annual performance metrics, the Compensation Committee also evaluates how the executive officers respond to certain unpredictable challenges that occur during any given year. In determining overall compensation for executive officers, the Compensation Committee considers how each executive officer's individual efforts and accomplishments contributed to the advancement of the long-term strategic goals and how each executive officer's individual efforts helped Intrepid to successfully manage the business through certain unpredictable challenges.

Pay for Performance

        A significant portion of the total compensation provided to the named executive officers, as listed in the Summary Compensation Table below, is directly linked to Intrepid's performance and is aligned with value realized by stockholders. Intrepid's Short-Term Incentive Plan provides incentives to achieve annual operational and financial goals that impact earnings and influence the longer-term value of Intrepid. The equity award element consists of awards of time-vested restricted shares as well as time-vested stock options. Intrepid's time-vested stock options are designed to qualify as performance based awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). These stock option awards have a significant performance component, as an increase in share price is required in order for the executive to realize any value from such awards. Intrepid believes that its time-vested restricted stock awards also align management with the interests of its stockholders as the value of such awards also increases and decreases in conjunction with Intrepid's per share stock price. Further, these restricted stock awards promote retention of individual executive officers. The shares of restricted stock and the stock options generally vest ratably over three years. Intrepid believes that the combination of cash and equity awards included in our executive compensation program provides our executives with target compensation that is in line with market practices while at the same time provides an opportunity to earn above-median compensation if Intrepid delivers strong results. The Compensation Committee strives to ensure that Intrepid's executive compensation program is linked to Intrepid's performance. Each element of our compensation program for 2010 is described in more detail below.

Philosophy and Overview of Compensation

  Objectives

        The goals of Intrepid's executive compensation program are to:

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  Provide compensation opportunities that attract, retain, motivate, and reward talented executives;

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  Link compensation incentives to individual and company performance; and

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  Sustain our continued growth and profitability by having total executive compensation reflect the overall success of the business.

  Elements of Compensation

        The primary elements of our 2010 compensation program include:

Element	Purpose	Characteristics
Base Salary	Fixed element of pay for an individual's primary duties and responsibilities.	Base salaries are reviewed annually and are set based on competitiveness levels as compared to the external market, individual performance, and internal equity.
Annual Cash Incentive	Paid based upon company and individual performance.	Amount earned will vary relative to company and individual performance.
Restricted Shares	Intended to support our goals of retaining our critical talent and aligning management interests with those of stockholders.	Grants typically vest in equal annual installments over a period of three years.
Stock Options
	Intended to support our goals of retaining our critical talent and aligning management interests with those of stockholders in that increases in the market value of our common stock results in economic value of the stock option.	Options vest in equal annual installments over a period of three years.
Employee Benefits	Provided to all employees, covering basic health, life and short-term disability insurance, and 401(k) benefits.	Fixed component; consistent with the benefits provided to all other employees.
Perquisites	Designed to provide a compensation element consistent with executive expectations and those of our competitors.
All executive officers, like all Denver-based employees, are provided with a gym membership allowance. Intrepid pays for parking for all named executive officers. Messrs. Jornayvaz and Harvey each received use of a company provided automobile for part of 2010, prior to such benefit being discontinued. Messrs. Jornayvaz and Harvey and certain other approved named executive officers are allowed use of the company aircraft. Named executive officers are entitled to executive physical examinations.

Compensation Committee Role and Use of Consultants

        The Compensation Committee uses independent compensation consultants to assist it in gathering and analyzing executive compensation data. While the Compensation Committee believes that compensation survey data are useful guides for comparative purposes, the Compensation Committee believes that a successful compensation program also requires that the Compensation Committee apply its own judgment and subjective determination of individual performance by Intrepid's executives. Therefore, the Compensation Committee applies its judgment in reconciling the program's objectives with the realities of rewarding performance and retaining valued employees.

        The Compensation Committee retained Towers Watson & Co., formerly Towers Perrin, as independent compensation consultant to advise the Compensation Committee on 2010 compensation matters. As discussed in more detail below, the compensation consultant provided the Compensation Committee with market compensation survey information and general compensation trends information, as well as advice related to executive compensation matters.

        Mr. Jornayvaz and other officers make recommendations each year to the Compensation Committee about the compensation to be paid to the executive officers. While the Compensation Committee is solely responsible for approving executive compensation, Messrs. Honeyfield and Whyte support the work of the Compensation Committee and the independent compensation consultant. In addition, at the request of the Compensation Committee, Messrs. Jornayvaz, Honeyfield, and Whyte meet periodically with the Compensation Committee regarding the design of Intrepid's compensation programs and other compensation matters. The Compensation Committee meets periodically in executive session without management present.

Role of Peer Groups and Benchmarking

        Management, in making compensation recommendations to the Compensation Committee, and the Compensation Committee, in making compensation decisions, consider compensation and survey data prepared by the independent compensation consultant. The compensation data are used principally to gauge the reasonableness of and competitiveness of executive compensation decisions. The Compensation Committee has reviewed the total compensation that each of our executive officers is to receive against data prepared by an independent compensation consultant in order to determine each executive officer's base salary, target cash incentive award opportunity levels and target equity award levels.

        Decisions regarding target compensation levels for the named executive officers in 2010 were established by the Compensation Committee after considering market data presented by Towers Perrin in late 2009. The Compensation Committee determined that it should use general industry survey data, regressed to a $415 million annual revenue scope, gathered by Towers Perrin, as the primary benchmark for determining compensation decisions in 2010. To gather competitive general industry compensation data, the compensation consultant utilized the Towers Perrin 2009 Executive Compensation Database and regressed the survey data to a $415 million annual revenue scope, which was chosen because Intrepid's 2008 fiscal year-end revenues were approximately $415 million. The specific participating companies in this survey were not discussed nor considered in the evaluation of the competitive data. General industry survey data were considered a better indicator than industry-specific or proxy-based data because of the limited number of companies in the potash industry and because such companies in the potash industry are much larger than Intrepid in terms of revenue and generally sell other products in addition to potassium-related products. Although Towers Perrin gathered proxy-reported compensation data for a selected peer group of companies to provide the Compensation Committee additional context on compensation levels and, more importantly, incentive program design, these data only served to validate findings from the general industry survey data and to evaluate overall program structure.

        The following companies comprised the peer group for which proxy-statement compensation data were gathered:

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  Agrium Inc.

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  Amcol International Corp.

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  AMVAC Chemical Corporation (formerly American Vanguard Corporation)

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  Bill Barrett Corporation

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  Brush Engineered Materials Inc.

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  CF Industries Holdings, Inc.

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  Clayton Williams Energy, Inc.

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  Compass Minerals International Inc.

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  Lundin Mining Corporation

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  The Mosaic Company

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  Potash Corporation of Saskatchewan Inc.

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  Rosetta Resources Inc.

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  The Scotts Miracle-Gro Company

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  SM Energy Company (formerly St. Mary Land and Exploration Company)

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  Terra Industries Inc.

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  Thompson Creek Metals Company

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  Venoco Inc.

        For all of the named executive officers, the independent compensation consultant provided the Compensation Committee with competitive ranges for base salary levels, target levels for short-term annual incentive awards, and annual equity award values. The levels were targeted near the median of the general industry survey data, as adjusted for Intrepid's size as discussed above. In some cases, however, Intrepid has paid its named executive officers in excess of the median of the 50th percentile in order to attract and retain certain executive officers and to reflect the expanded roles and responsibilities that these executive officers have at Intrepid. As discussed below in "2010 Compensation Decisions," compensation changes were made in 2010 for certain officers based on changes in roles and responsibilities.

2010 Compensation Decisions

        Based on recommendations from management with input from the compensation consultant engaged by the Compensation Committee, the Compensation Committee approved the 2010 executive compensation set forth below.

Base Salary

        Except as previously disclosed, no changes to the base salaries for our executive officers have been made since mid-2008 based on the results of the market data provided by the independent compensation consultant and in consideration of the overall economic environment in the United States. The "Summary Compensation Table" below reflects the base salaries earned during 2010 by each of the named executive officers.

        The 2010 salaries of Intrepid's named executive officers were determined as follows:

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  Until May 19, 2010, the base salaries for Messrs. Jornayvaz and Harvey remained constant from the levels established in 2006 as it was determined that their salaries were still near the median of the general industry survey data provided by the compensation consultant. In 2006, the salaries for Messrs. Jornayvaz and Harvey were set at $487,500, the mid-point of the then recommended range of $475,000 - $500,000 provided by the compensation consultant.

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  On May 19, 2010, Intrepid entered into new employment agreements with Messrs. Jornayvaz and Harvey. Pursuant to the terms of their respective employment agreements, Mr. Jornayvaz serves as Intrepid's Executive Chairman of the Board and Mr. Harvey serves as Executive Vice Chairman of the Board. Each of the employment agreements provide for a reduction in the annual base salary to $100,000, subject to annual review by the Compensation Committee. The salary reductions were voluntarily requested by Messrs. Jornayvaz and Harvey and were linked to the reallocation of day-to-day responsibilities to other executive officers, including Mr. Honeyfield, as described above.

  •
  On May 19, 2010, Mr. Honeyfield, Intrepid's Executive Vice President, Chief Financial Officer, Treasurer and Secretary, was promoted to President, Chief Financial Officer and Treasurer. In connection with Mr. Honeyfield's promotion to President, Chief Financial Officer and Treasurer, Mr. Honeyfield's base salary was increased by the Compensation Committee to $355,000. Until May 19, 2010, Mr. Honeyfield's annual base salary was $315,000, which was near the range of median base salaries for the general industry survey data for the position of Chief Financial Officer. This increase was based on competitive market data provided by the compensation consultant as well as the compensation consultant's advice related to typical salary increases associated with such a promotion.

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  The base salary for Martin D. Litt, Executive Vice President and General Counsel, was established in 2008 upon his hiring after a review performed by independent compensation consultant used in prior periods. Mr. Litt's base salary of $300,000 is near the 75th percentile of base salaries for the general industry survey data reviewed by the compensation consultant for the general counsel position. The Compensation Committee determined that a base salary level above median was appropriate to assist Intrepid in recruiting Mr. Litt from his previous employer.

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  The base salary for James N. Whyte, Executive Vice President of Human Resources and Risk Management, was established in 2008 after a review performed by independent compensation consultants used in prior periods. Mr. Whyte's base salary of $227,630 is near the median of base salaries of the general industry survey data reviewed by the compensation consultant for this position.

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  The base salary for John G. Mansanti, Vice President of Operations, was established in 2009 in connection with his hiring which included a review performed by the compensation consultant. Mr. Mansanti's base salary of $255,000 is near the median of base salaries of the general industry survey data reviewed by the compensation consultant for this position.

Annual Cash Incentive Award

Background

        We adopted the Intrepid Potash, Inc. Short-Term Incentive Plan ("STIP"), which provides for target award opportunities based on the achievement of performance goals that are recommend by management, approved by the Compensation Committee, and communicated in advance to program participants. Payouts to participants under the STIP are conditioned upon achievement of those goals which are established annually. The STIP was approved by our stockholders prior to the IPO and is designed to pay "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. See "Accounting Impact and Tax Deductibility of Compensation" below.

        The STIP is administered by our Compensation Committee. Within 90 days of the beginning of each fiscal year, the Compensation Committee selects those named executive officers and other executive officers who will participate in the plan for such year and establishes individual target incentive amounts and performance goals for the year. The plan requires that, shortly after the close of each fiscal year, the Compensation Committee will determine the awards to be made for the year, if any, based on the extent to which the pre-established performance goals have been achieved. All awards are paid in cash or in stock as soon as administratively feasible following the Compensation Committee's determination, but in all events prior to March 15th of the following year. The plan provides for a maximum bonus of $2,000,000 per executive for any fiscal year. Although our Board of Directors has the ability to amend or terminate the plan at any time, the right is limited in accordance with Section 162(m) of the Code.

        The performance goals that may be used for any participant for any fiscal year, as set forth in the STIP, include: (a) total stockholder return; (b) return on assets, return on equity, or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business-unit net income, net income before extraordinary or one-time items, EBITDA; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average production; (j) efficiency or productivity measures such as annual or multi-year absolute or per-unit operating and maintenance costs; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the compensation committee; (l) debt ratios or other measures of credit quality or liquidity; (m) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Compensation Committee; (n) sales and marketing measures, such as annual or multi-year "net-back" sales or the introduction of new products in accordance with specific goals set in advance by the Compensation Committee; and (o) staffing and retention.

Individual Target Incentive Award Percentages

        The Compensation Committee establishes individual target incentive award percentages for each fiscal year as part of its annual review of each named executive officer's compensation. The Compensation Committee established the following target incentive award amounts, as a percentage of 2010 average base salary, for the named executive officers in February 2010.

Named Executive Officer	Target Bonus (percent of 2010 Average Base Salary)
Robert P. Jornayvaz III	80	%(1)
David W. Honeyfield	50%
Hugh E. Harvey, Jr.	80	%(1)
Martin D. Litt	40%
James N. Whyte	40%
John G. Mansanti	50%

(1)
As described above, on May 19, 2010, Messrs. Jornayvaz and Harvey each voluntarily agreed to reduce their salaries from $487,500 to $100,000. As a result, the incentive award amounts potentially payable under the STIP to Messrs. Jornayvaz and Harvey were reduced because the 2010 average base salaries for Messrs. Jornayvaz and Harvey declined significantly. Messrs. Jornayvaz and Harvey received discretionary cash bonuses consistent with the terms of their respective employment agreements in addition to the cash incentive awards paid under the STIP. The payments of these cash awards are presented separately in the Summary Compensation Table below.

2010 Awards

        Actual payouts under our STIP could range from zero percent to 200 percent of an executive's target incentive opportunity, based on the achievement of the pre-determined and pre-approved performance goals. For 2010, upon the recommendation from management, the Compensation Committee approved the following performance metrics and the weight of each of these metrics associated with the determination of the amount payable under the STIP. Seven primary business goals were selected that represented 100 percent of the weight of the total performance metrics. The performance metrics selected related to the following:

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  Safety performance (eighteen percent weight);

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  Production tons of potash and langbeinite (eighteen percent weight);

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  Cost of goods sold per ton of potash (eighteen percent weight);

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  EBITDA (eighteen percent weight);

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  Execution of capital projects on time and on budget (eighteen percent weight);

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  Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (five percent weight); and

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  Appropriateness of staffing levels for Intrepid (five percent weight).

        In establishing these metrics, the Compensation Committee considered management recommendations and approved the metrics as the conclusion was reached that these are important metrics related to the performance of Intrepid, its business and operations and its personnel. Each of the approved target incentive amounts was adjusted based on the results of each particular metric and adjusted by the weight of each metric. The range of payout values was linked to the achievement of minimum threshold goals to earn the minimum payouts associated with each particular metric. Likewise, the range of payout values was also linked to the achievement of maximum goals to earn the maximum payouts associated with each particular metric. Each individual metric was considered and then the resulting payout values were summed to determine the total payout percentage to be applied to the target incentive award amounts for the individuals. The combined results of achievement of these performance metrics resulted in a payout percentage of 97.2 percent of target incentive award opportunities.

        The following disclosure describes why the specific metrics were chosen and how payouts for each metric were determined.

          Safety Performance—18 Percent Weight to Target— The safety metric is a core value and core operating requirement for Intrepid. The target and maximum performance thresholds for safety were 10 percent and 30 percent reductions in medical reportable incident rates from 2009 to 2010 for all employees and contractors, respectively. An increase in our medical reportable incident rate of 20 percent or more or a fatality at our operations resulted in a zero payout under this metric. Our medical reportable incident rates decreased 26 percent from 2009 to 2010, resulting in a target payout under this metric equal to 32.4 percent.

          Production Tons of Potash and Langbeinite—18 Percent Weight to Target— The production of tons of potash and langbeinite is believed to be mostly within the control of management. The metric was intended to measure Intrepid's ability to produce tons against a budget with the budget considering productive capacity and expected market demand for product. Our budgeted target was approximately 946,000 tons of finished product. The budget was designed to take into account operating conditions, including grade, recovery, shift schedule and the demand profile expected for the near-term. The resulting approximately 886,000 tons of production achieved by Intrepid in 2010 was below the target level of production largely due to a shortfall in our langbeinite production as well as the shortfall of potash production from our Wendover facility. The operations at our East mine and our Moab mine exceeded budget while our West operations largely met budgeted production. The target and maximum thresholds for this metric were 946,376 and 1,088,332 tons, respectively. This resulted in a calculated payout of 11.9 percent when the weighting was applied to the resulting percentage of production.

          Cost of Goods Sold ("COGS") Per Ton of Potash—18 Percent Weight to Target— COGS per ton is largely a function of the operating rates at our plants and our ability to manage costs associated with production. The budgeted target for COGS for potash was $221 per ton. In 2010, Intrepid's actual COGS per ton of potash was $223. In calculating the COGS per ton number for potash of $223, the impact of abnormal production expense was specifically excluded. The result demonstrates effective cost controls particularly considering the shortfalls from langbeinite production and our Wendover potash production. The payout calculation was a 16.9 percent result based on the resulting cost of goods sold per ton metric for potash against the target.

          EBITDA—18 Percent Weight to Target— This metric is believed to be important to stockholders because it represents a measure of core profitability for companies. Our budget target was an EBITDA level of $109.5 million with a threshold level of $90.3 million and a maximum payout earned at an EBITDA level of $131.3 million. Our resulting EBITDA was $104.3, slightly below the target, resulting in a payout percentage result of 14.1 percent as measured against the resulting EBITDA.

          Execution of Capital Projects On Time and On Budget—18 Percent Weight to Target— This measure evaluated the ability for Intrepid to deliver against estimated costs for capital projects and against the estimated timeline for completion for authorizations for expenditures ("AFEs"). The metric measured the percent of new AFEs initiated and closed in 2010 that were within a range of +5 percent and -15 percent of the original AFE amount, with the respective project related to the particular AFE being completed within one month of the estimated completion date set forth in such original AFE. The criteria selected were designed to drive more accuracy and predictability to the completion of investments in capital projects while at the same time not penalizing individuals for coming in under budget. There were other criteria that established threshold and maximum payout rates that had to do with the number of projects that came within the pre-defined criteria. The target payout was based on 70 percent of projects being delivered within the time and costs criteria. A maximum payout was established if 90 percent of the projects measured in 2010 met the criteria and a threshold payment was established if 50 percent of the projects measured in 2010 met the criteria. The target payout related to this metric was determined to be 80 percent of the target, resulting in a payout equal to 14.4 percent.

          SOX 404 Compliance—5 Percent Weight to Target— Regulatory compliance is believed to be an important element of being a public company. The degree to which Intrepid performed in this area was measured by assessing the definitional criteria related to measuring compliance with the internal control objectives as defined within the Sarbanes-Oxley Act of 2002. This was the second year of full implementation for Intrepid under Section 404 of Sarbanes-Oxley Act of 2002. The expectations of reduced testing deficiencies and to have no items determined to be a significant deficiency were not achieved and therefore the metric performance was determined to be at 50 percent of target with a result of 2.5 percent to be contributed to the bonus payout calculation.

          Right Size Staffing—5 Percent Weight to Target— The people we employ are some of our most important assets and constitute our single largest operating expenditure item. Therefore, it is important that we have the right number of appropriately qualified employees. With the strengthening of demand in 2010 for its products, Intrepid increased hiring of hourly production employees to maximize production activities and it was determined that Intrepid fully achieved this goal in 2010 based on management's responses to the employment needs of Intrepid during 2010. The pace of hiring around technical and engineering staffing, while meeting target expectations, did not rise to a level to warrant a payout in excess of the 100 percent target. As a result, the overall assessment of performance against this metric was determined to be at 100 percent of target for a contribution of 5 percent to the 2010 bonus payout calculation.

        The sum of all these items yields the mechanical result that applies a maximum payout factor of 97.2 percent to the target payout percentages of each named executive officer.

        The target incentive awards and the actual incentive awards payable to the named executive officers under the STIP, based upon applying the 97.2 percent factor to the target bonus percentages, were as follows.

	Target Short-Term Incentive Award for 2010	Earned Short-Term Incentive Award for 2010
Robert J. Jornayvaz III	$197,205	$191,684
David W. Honeyfield	$169,938	$165,180
Hugh E. Harvey, Jr.	$197,205	$191,684
Martin D. Litt	$120,000	$116,640
James N. Whyte	$91,200	$88,646
John G. Mansanti	$127,500	$123,930

        As described above, in May 2010, Mr. Honeyfield was promoted to President, Mr. Jornayvaz became Executive Chairman of the Board and Mr. Harvey became Executive Vice Chairman of the Board. In recognition of the leadership of Messrs. Jornayvaz and Harvey and Intrepid's solid financial performance during 2010, and consistent with their employment agreements, the Compensation Committee awarded a discretionary cash bonus to Mr. Jornayvaz in the amount of $193,316 and a discretionary cash bonus to Mr. Harvey in the amount of $158,316. In making these awards, the Compensation Committee considered each officers' leadership in the organization and management of complex financial, operational, marketing, and business matters for Intrepid.

Long-Term Incentives

Overview

        Our long-term incentive compensation program is a broad-based, long-term employee retention and incentive program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our stockholders. Because all components of the long-term incentive program are delivered in Intrepid stock-based awards, the awards become more or less valuable in correlation with Intrepid's stock price. The 2008 Equity Incentive Plan permits us to grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, officers, directors, consultants and advisors of Intrepid. The 2008 Equity Incentive Plan does not permit us to grant options with exercise prices below the fair market value of our common stock on the date on which the options are granted. We believe that our equity program is critical to our efforts to create and maintain a competitive advantage in our industry.

        The equity component of our executive compensation program is designed to (a) attract excellent candidates, (b) reward long-term (multi-year) company performance measured by stock price appreciation, (c) align executive and stockholder interests, and (d) promote long-term retention of key employees. In 2010, the Compensation Committee awarded a combination of time-vested stock options and time-vested restricted stock to the named executive officers in accordance with competitive market ranges provided by the compensation consultant and feedback from Messrs. Jornayvaz and Harvey for officers other than themselves. Adjustments were made to the proposed awards for Messrs. Jornayvaz and Harvey as described below.

        In February 2010, Messrs. Jornayvaz and Harvey who at that time each owned approximately 20 percent of the issued and outstanding shares of common stock of Intrepid, made a request to the Compensation Committee that they not be awarded a portion of the proposed awards of restricted stock and stock options, which proposed awards were based on data provided by the compensation consultant, in recognition of the challenging operating and economic environment Intrepid faced in 2009, and the significant challenges Intrepid's stockholders would likely face during 2010. The Compensation Committee discussed the requests of Messrs. Jornayvaz and Harvey and concluded that the requests for the voluntary reductions in the potential awards be honored and accordingly reduced the potential awards to each of Messrs. Jornayvaz and Harvey from a total potential value of $731,250, as calculated as 150 percent of their then-current salaries of $487,500, to $125,000.

        Based upon the recommendations of Messrs. Jornayvaz and Harvey, the Compensation Committee approved the award of additional of time-vested stock options and time-vested restricted stock to Messrs. Honeyfield, Litt, Mansanti and Whyte above the market range levels provided by Towers Perrin in recognition of their leadership and effective responses to various challenges during 2009 and their expected contributions in 2010, including the assumption of increased responsibilities and duties. Consideration was given to the individual's leadership in the organization and management of complex financial, operational, marketing, and business matters for Intrepid. Accordingly, the Compensation Committee approved such awards on the basis of the recommendations, the individual accomplishments of the executive officers, and the views that these awards were in the best long-term interests of Intrepid's stockholders

        The value of the awards was based on the factors and recommendations described above. The total equity award value was awarded 50 percent in the form of stock options and 50 percent in the form of restricted stock.

Stock Options

        Stock options were granted with an exercise price equal to the fair market value of our common stock on the grant date and have a 10-year term. The number of stock options awarded to the named executive officers for fiscal year 2010 appears below in the Grants of Plan-Based Awards in 2010 section of this proxy statement. The value of the stock option grants was generally 50 percent of each named executive officers' total long-term equity incentive value. In determining the number of stock options to grant to certain named executive officers, the value of the awards approved by the Compensation Committee was divided by the fair value of each stock option as calculated using a Black-Scholes valuation technique and assumptions described later. The resulting number of stock options from this calculation were then awarded. One-third of the total number of options vest on each anniversary of the grant date. This vesting model was selected to encourage retention and longer term performance behavior by the employee.

Restricted Stock

        Restricted stock awards are shares of Intrepid common stock that possess voting and dividend rights but are subject to restrictions on transferability and forfeitable until vesting. The value of restricted stock grants was generally 50 percent of the named executive officers' total long-term incentive value. The number of restricted shares awarded by the Compensation Committee was determined by dividing the total value of the restricted stock award by the closing stock price on the date of award. Similar to the stock options, a time vesting element was applied to these restricted stock awards to incentivize the maintenance and creation of value of Intrepid and to promote retention of the employee.

Employee Benefits

        Our employees, including our named executive officers, are entitled to various employee benefits, including medical and dental insurance, group life, accidental death, and disability insurance, health and dependent care flexible spending accounts, a 401(k) plan, and paid time off. Pursuant to the terms of the 401(k) plan, we generally match 100 percent of an employee's deferrals up to a specified percentage of compensation or as limited by law.

Perquisites

        During a portion of 2010, Messrs. Jornayvaz and Harvey received use of company-provided automobiles of their choice, within limits prescribed by the Compensation Committee and within the terms of their respective employment agreements that were in place at the time. The benefit was discontinued in conjunction with the new employment agreements entered into by Messrs. Jornayvaz and Harvey with Intrepid on May 19, 2010.

        Under Intrepid's aircraft use policy, Messrs. Jornayvaz, Harvey and approved executive officers are allowed personal use of Intrepid's plane or any other aircraft leased or charted by Intrepid. Any personal use of aircraft may be taxable to the executive officer as a "fringe benefit" under Internal Revenue Service ("IRS") regulations.

        All of Intrepid's Denver-based employees, including our named executive officers, are also entitled to a gym membership allowance paid for by Intrepid, up to $150 per month. Intrepid also pays for parking for all named executive officers. Named executive officers are eligible for executive physical examinations not available to all other employees.

Change-in-Control Benefits

        We have entered into change-in-control severance agreements with each of our executive officers and other key employees of Intrepid. For a description of material terms of the agreements with each of our named executive officers, please see the narrative following the tables in the section entitled "Termination and Change in Control Payments," below.

        These agreements are intended to accomplish the following objectives:

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  Reduce the distraction of the named executive officers that would result from the personal uncertainties caused by a pending or threatened change in control;

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  Encourage the named executive officers' full attention and dedication to Intrepid;

  •
  Provide the named executive officers with compensation and benefit arrangements upon a change in control which are competitive with those of similarly situated corporations; and

  •
  Retain key talent.

Accounting Impact and Tax Deductibility of Compensation

        The Compensation Committee reviews projections of the estimated accounting (pro forma expense) and tax impacts of all material elements of the executive compensation program. Generally,

an accounting expense is accrued over the requisite service period of the particular pay element, which in our case is generally equal to the performance period, and Intrepid realizes a tax deduction upon payment to the executive.

        Section 162(m), generally provides that a publicly held corporation may not deduct in any one taxable year compensation in excess of $1 million paid to each of its named executive officers, unless certain specific and detailed criteria are satisfied. Awards granted under the 2008 Equity Incentive Plan and the STIP are each designed to comply with a transition rule under Section 162(m) such that compensation paid pursuant to that plan and those grants should be deductible by Intrepid. We intend to monitor our executive pay programs with respect to Section 162(m) to maximize the deductibility of compensation paid to our named executives. However, we may pay compensation in excess of the Section 162(m) limitation if we conclude that doing so would be in the best interests of Intrepid and its stockholders.

        While we will consider the applicable accounting and tax treatment, these factors alone are not dispositive, and we will also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

 SUMMARY COMPENSATION TABLE

        The following table sets forth the total compensation earned for services rendered during fiscal years 2010, 2009 and 2008 by: (1) the current principal executive officer and principal financial officer; and (2) the three other most highly compensated executive officers during fiscal year 2010, as well as one additional individual who would have been among the three other most highly compensated executive officers but for the fact that the individual was not serving as an executive officer of Intrepid at the end of our last completed fiscal year (which we refer to collectively as our named executive officers).

Name and Principal Position	Year	Salary		Bonus(1)		Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Robert P. Jornayvaz III	2010	$249,038	(5)	$226,417	(6)	$62,478	$62,494	$191,684	$10,753	$802,864
Executive Chairman of the Board	2009	$487,500		$—		$365,622	$365,624	$110,000	$138,698	$1,467,444
	2008	$487,500		$395,000		$—	$—	$—	$81,678	$964,178
David W. Honeyfield	2010	$339,616		$—		$212,496	$212,492	$165,180	$12,586	$942,370
President and Chief Financial Officer	2009	$315,000		$58,000		$125,008	$125,003	$110,880	$13,319	$747,210
	2008	$236,250		$250,000	(7)	$688,992	$—	$—	$9,432	$1,184,674
Hugh E. Harvey, Jr.	2010	$249,038	(8)	$182,602	(9)	$62,478	$62,494	$191,684	$14,620	$762,916
Executive Vice Chairman of the Board	2009	$487,500		$—		$365,622	$365,624	$50,000	$151,911	$1,420,657
	2008	$487,500		$350,000		$—	$—	$—	$36,666	$874,166
Martin D. Litt(10)	2010	$300,000		$—		$159,977	$159,987	$116,640	$19,527	$756,131
Executive Vice President and
General Counsel
James N. Whyte	2010	$227,630		$—		$158,984	$158,990	$88,503	$15,292	$649,399
Executive Vice President of Human	2009	$229,819		$55,000		$69,993	$70,002	$64,101	$13,097	$502,012
Resources and Risk Management	2008	$225,845		$150,000		$858,497	$—	$—	$12,355	$1,246,697
John G. Mansanti(11)	2010	$255,000		$—		$94,978	$94,992	$123,930	$81,152	$650,052
Vice President of Operations	2009	$52,471		$220,000	(12)	$374,984	$—	$—	$1,590	$649,045
	2008	$—		$—		$—	$—	$—	$—	$—

(1)
In accordance with SEC rules, the "Bonus" column generally reflects discretionary cash bonus awards. See "Compensation Discussion and Analysis" above for more information about the 2010 amounts. Awards made under Intrepid's STIP are set forth in the column entitled "Non-Equity Incentive Plan Compensation."

(2)
These amounts reflect the grant date fair value for equity awards of restricted stock and nonqualified stock options for each named executive officer. See Note 11, Compensation Plans, to the consolidated financial statements included in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2010, for the assumptions made in determining grant date fair values.

(3)
Cash payments for 2010 performance were made in March 2011 under the STIP. See "Compensation Discussion and Analysis" above for a description of how these amounts were determined.

(4)
See "All Other Compensation" table below for details regarding 2010 amounts.

(5)
Effective May 19, 2010, Mr. Jornayvaz voluntarily agreed to reduce his annual salary from $487,500 to $100,000. The amounts presented reflect the average base salary of Mr. Jornayvaz for 2010.

(6)
Includes $33,100 of income representing the fair value for the ownership transfer of an Intrepid-provided vehicle to Mr. Jornayvaz.

(7)
The bonus amount for Mr. Honeyfield in 2008 includes a bonus of $50,000 paid upon his hiring.

(8)
Effective May 19, 2010, Mr. Harvey voluntarily agreed to reduce his annual salary from $487,500 to $100,000. The amounts presented reflect the average base salary of Mr. Harvey for 2010.

(9)
Includes $24,285 of income representing the fair value for the ownership transfer of an Intrepid-provided vehicle to Mr. Harvey.

(10)
Mr. Litt was not a named executive officer in 2009 and 2008 under SEC rules. As a result, 2009 and 2008 compensation information is not included in accordance with such rules, including guidance interpreting such rules issued by the SEC.

(11)
Mr. Mansanti was hired on October 19, 2009.

(12)
The bonus amount for Mr. Mansanti in 2009 includes a bonus of $75,000 paid upon his hiring, a $130,000 bonus paid pursuant to the terms of his employment offer letter, and a discretionary bonus of $15,000.

ALL OTHER COMPENSATION TABLE

        The following table describes each 2010 component of the "All Other Compensation" column in the Summary Compensation Table above.

Name and Principal Position	Perquisites and Other Personal Benefits		Tax Reimbursements		Insurance Premiums(1)	Other Compensation	Registrant Contributions to Defined Contribution Plans(2)	Total
Robert P. Jornayvaz III	$517	(3)	$—		$773	$—	$9,463	$10,753
Executive Chairman of the Board
David W. Honeyfield	$—		$—		$336	$—	$12,250	$12,586
President and Chief Financial Officer
Hugh E. Harvey, Jr	$925	(4)	$—		$1,445	$—	$12,250	$14,620
Executive Vice Chairman of the Board
Martin D. Litt.	$6,773	(5)	$—		$504	$—	$12,250	$19,527
Executive Vice President and General Counsel
James N Whyte	$2,700	(6)	$—		$773	$—	$11,819	$15,292
Executive Vice President of Human Resources and Risk Management
John G. Mansanti	$52,852	(7)	$20,653	(8)	$1,445	$—	$6,202	$81,152
Vice President of Operations

(1)
Represents group life insurance premiums for coverage in excess of $50,000.

(2)
Represents matching contributions made by Intrepid under our 401(k) plan.

(3)
Includes the following perquisites and other personal benefits valued on the basis of the aggregate incremental cost to Intrepid: $517 for use of an Intrepid-provided automobile prior to ownership transfer. The aggregate incremental cost to Intrepid associated with use of an Intrepid-provided automobile in 2010 was determined by aggregating associated costs including; maintenance, repair, and fuel. Fuel costs were determined by reducing the total fuel costs associated with the automobile by amounts allocated as personal fuel expense (i.e., total fuel expense multiplied by a fraction—the numerator of which is personal use of the automobile, the denominator of which is total use of the automobile). The aggregate incremental cost to Intrepid does not include fixed costs that would be incurred regardless of personal use of the Intrepid-provided automobile (e.g., insurance premiums, registration, etc.).

(4)
Includes the following perquisites and other personal benefits valued on the basis of the aggregate incremental cost to Intrepid: $25 for use of an Intrepid-provided automobile prior to ownership transfer, and $900 for use of Intrepid aircraft for purposes unrelated to our business. The aggregate incremental cost to Intrepid associated with use of an Intrepid-provided automobile in 2010 was determined using substantially the same procedures as described above in Note 3. The aggregate incremental cost to Intrepid for personal use of the Intrepid aircraft was determined by multiplying the total variable costs incurred by Intrepid in operating the aircraft by a fraction, the numerator of which was the total number of allocated occupied seat miles flown by the executive or his guests in 2010 and the denominator of which was the total number of miles flown by the aircraft or aircrafts in 2010. The variable costs associated with operating the aircraft include fuel costs, travel expenses of the flight crew, landing fees, airport taxes and similar assessments, in-flight food and beverage costs, landing and ground handling fees, and hourly-based maintenance costs. The aggregate incremental cost to Intrepid does not include fixed costs that would be incurred regardless of personal use of the aircraft (e.g., aircraft purchase costs, insurance premiums, calendar-based maintenance costs and flight crew salaries).

(5)
Represents reimbursement to Mr. Litt of $1,818 for gym membership fees under the Denver-based gym use allowance policy and $4,955 for medical benefits not available to all other employees.

(6)
Represents reimbursement to Mr. Whyte of $2,700 for gym membership fees under the Denver-based gym use allowance policy.

(7)
Includes the following perquisites and other personal benefits valued on the basis of the aggregate incremental cost to Intrepid: $52,852 for moving expenses related to moving Mr. Mansanti from Elko, Nevada to the corporate office in Denver, Colorado.

(8)
Represents $20,653 of reimbursement to Mr. Mansanti for income taxes associated with the reimbursement of moving expenses.

GRANTS OF PLAN-BASED AWARDS IN 2010

        The following table provides information on restricted stock awards and stock option awards made to our named executive officers in 2010. The grant date fair value of the restricted stock awards and the stock option awards reflected in the table below is equal to the fair value of the awards on their grant dates, as determined in accordance with authoritative accounting guidance related to stock compensation. The grant date fair value with respect to such awards is reflected in the "Summary Compensation Table" above. At no point has Intrepid adjusted or made any modification to the awards described below. All grants were made under the Intrepid Potash, Inc. 2008 Equity Incentive Plan. No data are presented in the table below for Estimated Future Payouts Under Equity Incentive Plan Awards because awards under Intrepid's 2008 Equity Incentive Plan are not based upon the satisfaction of pre-determined performance conditions.

					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)								Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date(1)
Name		Threshold	Target	Maximum
Robert P. Jornayvaz III
Short-Term Incentive Plan	—	$—	$500,000	$1,000,000	—		—		$—	$—
RS(2)	2/4/2010	$—	$—	$—	2,453	(3)	—		$—	$62,478	(4)
NQ(2)	2/4/2010	$—	$—	$—	—		4,448	(3)	$25.47	$62,494	(5)
David W. Honeyfield
Short-Term Incentive Plan	—	$—	$300,000	$600,000	—		—		$—	$—
RS	2/4/2010	$—	$—	$—	8,343	(3)	—		$—	$212,496	(4)
NQ	2/4/2010	$—	$—	$—	—		15,124	(3)	$25.47	$212,492	(5)
Hugh E. Harvey, Jr.
Short-Term Incentive Plan	—	$—	$500,000	$1,000,000	—		—		$—	$—
RS	2/4/2010	$—	$—	$—	2,453	(3)	—		$—	$62,478	(4)
NQ	2/4/2010	$—	$—	$—	—		4,448	(3)	$25.47	$62,494	(5)
Martin D. Litt
Short-Term Incentive Plan	—	$—	$120,000	$240,000	—		—		$—	$—
RS	2/4/2010	$—	$—	$—	6,281	(3)	—		$—	$159,977	(4)
NQ	2/4/2010	$—	$—	$—	—		11,387	(3)	$25.47	$159,987	(5)

					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)								Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date(1)
Name		Threshold	Target	Maximum
James N. Whyte
Short-Term Incentive Plan	—	$—	$96,000	$192,000	—		—		$—	$—
RS	2/4/2010	$—	$—	$—	6,242	(3)	—		$—	$158,984	(4)
NQ	2/4/2010	$—	$—	$—	—		11,316	(3)	$25.47	$158,990	(5)
John G. Mansanti
Short-Term Incentive Plan	—	$—	$132,500	$265,000	—		—		$—	$—
RS	2/4/2010	$—	$—	$—	3,729	(3)	—		$—	$94,978	(4)
NQ	2/4/2010	$—	$—	$—	—		6,761	(3)	$25.47	$94,992	(5)

(1)
Represents the date that shares or options were granted.

(2)
For purposes of this table, RS means restricted stock and NQ means nonqualified stock options.

(3)
Grants are scheduled to vest incrementally as follows: one-third on February 4, 2011, one-third on February 4, 2012, and one-third on February 4, 2013.

(4)
Represents grant-date fair value of restricted stock shares calculated in accordance with authoritative accounting guidance related to stock compensation based on the closing price of $25.47 on the date of award.

(5)
Represents grant-date fair value of non-qualified stock options calculated in accordance with authoritative accounting guidance related to stock compensation based on the Black-Scholes option valuation model calculation of $14.05 per option on the date of award.

Restricted Stock Awards

        Our 2008 Equity Incentive Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, and other equity-based and cash incentive awards to directors, officers, employees, consultants, and other individuals (including advisory board members) who perform services for us and for our affiliates. A description of the principal features of the 2008 Equity Incentive Plan is set forth below. The principal terms and conditions of the shares of restricted stock awarded under the 2008 Equity Incentive Plan are described below.

        Vesting.    The shares of restricted stock vest in accordance with the applicable vesting schedule set forth above in the Grants of Plan-Based Awards table above, or in the footnotes thereto. Although not explicit in the grants themselves, the shares will also vest upon a change in control of Intrepid pursuant to various employment contracts or change in control severance agreements entered into between the executives and Intrepid. The Compensation Committee may provide for the accelerated vesting of any unvested shares in its discretion, at any time. Prior to vesting, the shares may not be sold, assigned, or transferred in any way.

        Forfeiture.    Upon an executive's termination of service for any reason, any unvested restricted shares held by the executive will be immediately forfeited and returned to Intrepid.

        Voting and Dividend Rights.    Holders of restricted shares are generally entitled to all stockholder rights with respect to such shares, including the right to vote the shares. However, if any ordinary cash dividend or other distribution is made to our stockholders, then any cash, securities, or other property that would otherwise be received with respect to any unvested restricted shares will be subject to the same vesting schedule as is applicable to the unvested restricted shares and will be forfeited if the employee fails to vest in such stock.

Nonqualified Stock Option Awards

        As described previously, the Compensation Committee approved the award of non-qualified stock options in the first quarter of 2010 to some of Intrepid's executive officers and certain key employees under an annual award program. These stock options generally vest one-third on each of the three anniversary dates of the grant. Each option has an exercise price of $25.47 per share for Intrepid's common stock and a 10-year option life. In measuring compensation expense for this grant of options, Intrepid estimated the fair value of the award on the grant date using the Black-Scholes option valuation model. Option valuation models require the input of highly subjective assumptions, including the expected volatility of the price of the underlying stock.

        The following assumptions were used to compute the weighted average fair market value of options granted during the period presented.

Year ended December 31, 2010
Risk free interest rates	2.7%
Dividend yield	—
Estimated volatility	57%
Expected option life	6 years

        Intrepid's computation of the estimated volatility is based on the historic volatility of its and a peer company's common stock over the expected option life. The peer company selected had volatility that was highly correlated to Intrepid's common stock from the date of the IPO to the dates of grant. This peer information was used for the period of time prior to the IPO and was utilized because Intrepid has insufficient trading history to calculate a meaningful long-term volatility factor. The computation of expected option life was determined based on a reasonable expectation of the average life prior to being exercised or forfeited, giving consideration to the overall vesting period and contractual terms of the awards. The risk-free interest rates for periods that matched the option award's expected life were based on the U.S. Treasury constant maturity yield at the time of grant over the expected option life.

        Vesting.    Nonqualified stock options vest in accordance with the applicable vesting schedule set forth above in the Grants of Plan-Based Awards table above, or in the footnotes thereto. Although not explicit in the grants themselves, the shares will also vest upon a change in control of Intrepid pursuant to various employment contracts or change in control severance agreements entered into between the executives and Intrepid. The Compensation Committee may provide for the accelerated vesting of any unvested options in its discretion, at any time. Prior to vesting, the options may not be exercised, sold, assigned, or transferred in any way, other than by will or the laws of descent and distribution.

        Forfeiture.    Upon an executive's termination of service for any reason, any unvested options held by the executive will be immediately forfeited.

Long-Term Equity Incentive Plan

        The basic terms and conditions of our 2008 Equity Incentive Plan are as follows. It should be noted that since the inception of this plan, we have only issued restricted stock and stock options to employees.

  Share Reserve

        The total number of shares of our common stock that are available for issuance or delivery under the long-term equity incentive plan is 5,000,000 shares, subject to adjustment in the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar corporate event. As of April 1, 2011, there were 4,093,717 shares available for grant under the 2008 Equity

Incentive Plan. For purposes of determining the number of shares remaining available for issuance under the long-term equity incentive plan, to the extent that an award expires or is canceled, forfeited, settled in cash or otherwise terminated without delivery to the participant of the full number of shares to which the award related, the undelivered shares will again be available for grant. Shares withheld in payment of the exercise price or taxes relating to an award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an award will be deemed to constitute shares not delivered to the participant and will be deemed to again be available for awards under the plan. Shares issued under the long-term equity incentive plan may be authorized and unissued shares or treasury shares.

        The maximum number or value of shares that may be covered by an award granted under the long-term equity incentive plan to any single participant in any calendar year may not exceed the lesser of 300,000 shares or $5,000,000.

  Administration

        Generally, the Compensation Committee administers the long-term equity incentive plan and designates those persons who will be granted awards and the amount, type, and other terms and conditions of the awards. The Committee has full authority to administer the long-term equity incentive plan, including the authority to interpret and construe any provision in the plan and the terms of any award agreement and to adopt such rules and regulations for administering the plan that it may deem necessary or appropriate. Pursuant to this authority, on or after the date of grant of an award, the Compensation Committee may:

  •
  Accelerate the date on which the award becomes vested, exercisable or transferable;

  •
  Extend the term of any award, including, without limitation, extending the period following termination of a participant's service with us or our affiliates during which the incentive award may remain outstanding; or

  •
  Waive any conditions to the vesting, exercisability or transferability of an award.

  Significant Features of Incentive Awards

        The following is a description of the significant terms that apply to each type of award that may be issued under the long-term equity incentive plan:

        Options and Stock Appreciation Rights.    Each option entitles the holder to purchase a specified number of shares at a specified exercise price. Each option agreement will specify whether the option is an "incentive stock option," or "ISO" (within the meaning of Section 422 of the Code), or a nonqualified stock option. Each stock appreciation right entitles the holder to receive, upon exercise, the excess of the fair market value of a share at the time of exercise over the base price of the stock appreciation right multiplied by the specified number of shares to which the stock appreciation right is being exercised. The exercise or base price of each option and stock appreciation right will be at least 100 percent of the fair market value of a share on the date the award is granted. The term of any option or stock appreciation right may not exceed 10 years and the option or stock appreciation right will vest over a period determined by the committee. Each option or stock appreciation right agreement will specify the consequences to the award with respect to a termination of service with us and our affiliates.

        Restricted Stock and Restricted Stock Units.    The Compensation Committee may grant a restricted stock award, which is a grant of actual shares subject to a risk of forfeiture and restrictions on transfer. The Compensation Committee may also grant an award of restricted stock units, a contractual commitment to deliver shares at a future date based on the fulfillment of certain service or performance-based vesting conditions. The terms and conditions of any restricted stock award or award of restricted stock units will be determined by the committee. The Compensation Committee may provide for the payment of ordinary dividends or dividend equivalents with regard to such awards.

        Other Equity-Based Awards.    The Compensation Committee may grant other types of equity-based awards in such amounts and subject to such terms and conditions as the committee determines. Each such award may, among other things, (i) involve the transfer of actual shares, either at the time of grant or thereafter, or payment in cash of amounts based on the value of shares; (ii) be subject to performance-based and/or service-based vesting conditions; and (iii) be in the form of phantom stock, performance shares, deferred share units, or other full value stock awards.

        Performance-Based Compensation.    The Compensation Committee may grant one or more awards designed to qualify as "performance-based" compensation under Section 162(m) based on the grant or vesting of such awards being contingent on the achievement of certain pre-established performance goals. In such case, the following performance goals may be used for any particular grant: (a) total stockholder return; (b) return on assets, return on equity, or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business-unit net income, net income before extraordinary or one-time items, EBITDA; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average production growth; (j) efficiency or productivity measures such as annual or multi-year absolute or per-unit operating and maintenance costs; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Compensation Committee; (l) debt ratios or other measures of credit quality or liquidity; (m) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Compensation Committee; (n) sales and marketing measures, such as annual or multi-year "net-back" sales or the introduction of new products in accordance with specific goals set in advance by the Compensation Committee; and (o) staffing and retention.

  Tax Withholding

        The plan provides that participants may elect to satisfy certain federal, state, and local income tax and employment tax withholding requirements by remitting to us cash or, subject to certain conditions, shares, or by instructing us to withhold shares payable to the participant.

  Amendment and Termination

        Our Board of Directors may amend, suspend, discontinue, or terminate the long-term equity incentive plan or the Compensation Committee's authority to grant awards under the long-term equity incentive plan in any respect, except that, to the extent that any applicable law, regulation or rule of a stock exchange requires stockholder approval for any revision or amendment to be effective, the revision or amendment will not be effective without stockholder approval. We will not make any grants under the long-term equity incentive plan following the 10th anniversary of the date the plan becomes effective, but awards outstanding at that time will continue in accordance with their terms.

  Federal Income Tax Consequences

        The following is intended only as a brief summary of the material U.S. federal income tax consequences of the long-term equity incentive plan. The tax consequences to a participant will depend generally upon the type of award issued to the participant. In general, if a participant recognizes ordinary income in connection with the grant, vesting, or exercise of an award, we will be entitled to a corresponding deduction equal to the amount of the income recognized by the participant. This summary does not address the effects of other federal taxes (including possible excise taxes) or taxes imposed under state, local, or foreign tax laws.

        Options and Stock Appreciation Rights.    In general, a participant does not have taxable income upon the grant of an option or a stock appreciation right. The participant will recognize ordinary income upon exercise of a nonqualified stock option equal to the excess of the fair market value of shares acquired on exercise over the aggregate option price for the shares. Upon exercising a stock appreciation right, the participant will recognize ordinary income equal to the cash or fair market value of the shares received over the aggregate base price for the shares. A participant will not recognize ordinary income upon exercise of an ISO, except that the alternative minimum tax may apply. If a participant disposes of shares acquired upon exercise of an ISO before the end of the applicable holding periods, the participant will recognize ordinary income. Otherwise, a sale of shares acquired by exercise of an option or a stock appreciation right generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in the shares. We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option or stock appreciation right, but no tax deduction relating to a participant's capital gains. We will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling or transferring the shares.

        Restricted Stock, Restricted Stock Units and Other Equity-Based Awards.    If an award is subject to a restriction on transferability and a substantial risk of forfeiture (for example, restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earlier of the removal of the restrictions on transferability or when the risk of forfeiture lapses. If an award has no restriction on transferability or is not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares received. We can ordinarily claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below regarding Section 162(m) of the Code. A participant may irrevocably elect to accelerate the taxable income to the time of grant of restricted stock rather than upon lapse of restrictions on transferability or the risk of forfeiture (Section 83(b) election under the Code).

        Section 409A.    Section 409A of the Code imposes election, payment and funding requirements on "nonqualified deferred compensation" plans. If a nonqualified deferred compensation arrangement subject to Section 409A of the Code fails to meet, or is not operated in accordance with, the requirements of Section 409A, then compensation deferred under the arrangement may become immediately taxable and subject to a 20 percent additional tax. Certain awards that may be issued under the plan may constitute a "deferral of compensation" subject to the requirements of Section 409A of the Code.

        Section 162(m).    Compensation that qualifies as "performance-based" compensation is excluded from the $1 million deduction limitation of Section 162(m) of the Code. Under the long-term equity incentive plan, options, and stock appreciation rights granted with an exercise price at least equal to 100 percent of the fair market value of the underlying shares on the date of grant and certain other awards that are conditioned upon achievement of performance goals are intended to qualify as "performance-based" compensation. A number of requirements must be met in order for particular compensation to so qualify and while we cannot assure you that compensation under the long-term equity incentive plan will be fully deductible by us under all circumstances, we have structured the long-term equity incentive plan with the intent of having awards issued under the plan qualify as "performance based".

Equity Compensation Plan Information

        Set forth below is information as of December 31, 2010, regarding our equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2008 Equity Incentive Plan(1)
Restricted stock	217,794	$ —	4,240,604
Nonqualified stock options	273,851	$22.69
Equity compensation plans not approved by security holders:	—	—	—

Total	491,645	$22.69	4,240,604

(1)
Awards under the 2008 Equity Incentive Plan have been made in the form of restricted stock and nonqualified stock options.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

        The following table provides information regarding outstanding stock options and restricted stock awards held by each of our named executive officers as of December 31, 2010.

	NONQUALIFIED STOCK OPTION AWARDS					STOCK AWARDS
Name and Principal Position	Number of Securities Underlying Options Exerciseable	Number of Securities Underlying Unexercised Options Unexerciseable		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock that Have Not Vested(1)
Robert P. Jornayvaz III	—	4,448	(2)	$25.47	2/4/2020	2,453	(2)	$91,472
Executive Chairman of the Board	14,321	28,643	(3)	$20.80	2/25/2019	11,719	(3)	$437,002
David W. Honeyfield	—	15,124	(2)	$25.47	2/4/2020	8,343	(2)	$311,110
President and Chief Financial Officer	4,896	9,793	(3)	$20.80	2/25/2019	4,007	(3)	$149,421
						2,952	(4)	$110,080
						1,875	(5)	$69,919
Hugh E. Harvey, Jr.	—	4,448	(2)	$25.47	2/4/2020	2,453	(2)	$91,472
Executive Vice Chairman of the Board	14,321	28,643	(3)	$20.80	2/25/2019	11,719	(3)	$437,002
Martin D. Litt	—	11,387	(2)	$25.47	2/4/2020	6,281	(2)	$234,218
Executive Vice President and	—	5,484	(3)	$20.80	2/25/2019	2,244	(3)	$83,679
General Counsel						1,253	(4)	$46,724
James N. Whyte	—	11,316	(2)	$25.47	2/4/2020	6,242	(2)	$232,764
Executive Vice President of	2,742	5,484	(3)	$20.80	2/25/2019	2,244	(3)	$83,679
Human Resources and Risk Management	—					11,250	(4)	$419,513
John G. Mansanti	—	6,761	(3)	$25.47	2/4/2020	3,729	(2)	$139,054
Vice President of Operations						4,365	(6)	$162,771

(1)
Based on the year-end closing stock price of $37.29 per share on December 31, 2011.

(2)
Grants are scheduled to vest incrementally as follows: one-third on February 4, 2011, February 4, 2012, and February 4, 2013.

(3)
Remaining grants are scheduled to vest one half each on February 25, 2011 and February 25, 2012.

(4)
Remaining grants are scheduled to vest one half each on April 25, 2011 and April 25, 2012.

(5)
Remaining grant is scheduled to vest on February 28, 2011.

(6)
Remaining grant is scheduled to vest on June 9, 2011.

 OPTION EXERCISES AND STOCK VESTED

        The following table provides information, for each of our named executive officers, on the number of shares of restricted stock that vested in fiscal 2010 and the value realized before payment of any applicable withholding taxes and the number of shares acquired on exercise of stock options and the value realized before payment of any applicable withholding taxes and broker commissions.

	OPTION AWARDS			STOCK AWARDS
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert P. Jornayvaz III	—	$—		5,859	$161,181	(1)
Executive Chairman of the Board
David W. Honeyfield	—	$—		5,824	$158,573	(2)
President and Chief Financial Officer
Hugh E. Harvey, Jr.	—	$—		5,859	$161,181	(1)
Executive Vice Chairman of the Board
Martin D. Litt	2,742	$36,194	(3)	1,748	$47,567	(4)
Executive Vice President and General Counsel
James N. Whyte	—	$—		6,746	$180,914	(5)
Executive Vice President of Human Resources and Risk Management
John G. Mansanti	—	$—		4,364	$141,350	(6)
Vice President of Operations

(1)
This represents 5,859 restricted shares that vested on February 25, 2010, at the closing stock price of $27.51 per share.

(2)
This represents 2,003 restricted shares that vested on February 25, 2010, at the closing stock price of $27.51, and 2,344 restricted shares that vested on February 28, 2010 at the closing stock price of $27.52 as well as 1,477 shares that vested on April 25, 2010 at the closing stock price of $26.38.

(3)
This represents 2,742 shares at $34.00 per share issued upon exercise of 2,742 vested nonqualified stock options for $20.80 per share on December 17, 2010.

(4)
This represents 1,121 restricted shares that vested on February 25, 2010, at the closing stock price of $27.51, and 627 restricted shares that vested on April 25, 2010 at the closing stock price of $26.68.

(5)
This represents 1,121 restricted shares that vested on February 25, 2010, at the closing stock price of $27.51, and 5,625 restricted shares that vested on April 25, 2010 at the closing stock price of $26.68.

(6)
This represents 4,364 restricted shares that vested on December 4, 2010, at the closing stock price of $32.39 per share.

PENSION BENEFITS

        None of our named executive officers participate in or have accrued benefits under qualified or non-qualified defined benefit plans sponsored by us. We do not anticipate establishing such plans at any time in the future.

NON-QUALIFIED DEFERRED COMPENSATION

        None of our named executive officers participate in our have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. While we do not currently anticipate establishing any such plans or programs, we may in the future determine that doing so would be desirable and may institute such plans or programs at that time.

 EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

Messrs. Jornayvaz and Harvey-Amended and Restated Employment Agreements

        On May 19, 2010, we entered into Amended and Restated Employment Agreements with Robert P. Jornayvaz III and Hugh E. Harvey, Jr. Pursuant to the terms of the Amended and Restated Employment Agreements (the "2010 Employment Agreements"), Mr. Jornayvaz serves as our Executive Chairman of the Board and Mr. Harvey serves as our Executive Vice Chairman of the Board. The 2010 Employment Agreements each provide for an annual base salary of $100,000, subject to annual review by the Compensation Committee.

        Mr. Harvey's 2010 Employment Agreement is for a term of 18-months, subject to earlier termination as provided in the agreement (the "Term"); provided, however, that the Term will automatically be extended by 12-months on the last day of the initial 18-month term and on each anniversary of such date thereafter, unless one party provides written notice of non-renewal to the other party at least 90 days prior to the effective date of such automatic extension.

        Mr. Jornayvaz's 2010 Employment Agreement was amended on February 23, 2011, to eliminate all automatic extensions to the original 18-month term of employment contained in Mr. Jornayvaz's 2010 Employment Agreement and instead sets a fixed 35-month term of employment measured from May 19, 2010.

        The 2010 Employment Agreements provide for the executives to be eligible for all benefits offered generally to senior management, for participation in the senior management bonus programs established by the Compensation Committee, for grants under the Intrepid Potash Inc. 2008 Equity Incentive Plan in such amounts and subject to such terms and conditions as are established by the Compensation Committee and for all perquisites available generally to senior management. The 2010 Employment Agreements each provide that the executives' target annual bonus/short-term cash incentive is generally intended to be $500,000 per annum and such amount shall not be prorated for any portion of 2010. The 2010 Employment Agreements provide that annual grants to be made to the executives under the 2008 Equity Incentive Plan are generally intended to have a target grant date fair value of $750,000, commencing with the next annual grants of awards to be made to executives scheduled for 2011. Each of Messrs. Jornayvaz and Harvey is entitled to personal use of Intrepid aircraft, to the extent such use does not interfere with Intrepid's use of the aircraft for business purposes, and the right to use the Intrepid aircraft under a time-sharing arrangement pursuant to which they will reimburse Intrepid the cost of such use up to the limits allowed by Federal Aviation Administration regulations.

        The 2010 Employment Agreements each provide that if an executive is terminated, with or without cause, the executive will be paid accrued compensation, if any, and will be offered continued group health care coverage as required by law, but the executive will not be entitled to severance.

        Under the terms of the 2010 Employment Agreements, the executives have agreed that during the term of their employment and for a period of 24 months after a termination event, the executives will not solicit our employees or compete with us in the potash business and any other business in which we are engaged during the term or at the termination of the 2010 Employment Agreements.

Messrs. Jornayvaz and Harvey-Original Employment Agreements

        The 2010 Employment Agreements amended and restated in their entirety the employment agreements that we entered into with Messrs. Jornayvaz and Harvey on April 25, 2008, as amended (the "Original Employment Agreements"). We entered into the Original Employment Agreements with Messrs. Jornayvaz and Harvey in connection with the completion of the IPO in order to secure their services on a long-term basis and to protect us following their termination of employment by securing their agreement not to compete with us. The terms of the Original Employment Agreements were developed based on recommendations by Towers Perrin and input from counsel and the principal owners.

        Pursuant to the Original Employment Agreements, Mr. Jornayvaz agreed to serve as our Chief Executive Officer and Chairman of the Board and Mr. Harvey agreed to serve as our Executive Vice President of Technology, which position we renamed the Chief Technology Officer. The Original Employment Agreements had initial terms of 18 months, with automatic extensions for successive terms of 12 months each, unless notice of termination is given by us or the executive 90 days prior to the end of the initial or any successive term. The Original Employment Agreements provided for an annual base salary of $487,500. Under the Original Employment Agreements, the Compensation Committee reviewed the base salary at least annually and could increase (but not decrease) the base salary. The Original Employment Agreements provided for the executives to be eligible for all benefits offered generally to senior management, for participation in the senior management bonus programs established by the Compensation Committee, for grants under the Intrepid Potash Inc. 2008 Equity Incentive Plan in such amounts and subject to such terms and conditions as were established by our Compensation Committee and for all perquisites available generally to senior management. Each of Messrs. Jornayvaz and Harvey was entitled to a company-provided automobile of his choice. Mr. Jornayvaz was permitted to utilize a vehicle valued at up to $100,000 and Mr. Harvey was permitted to utilize a vehicle valued at up to $75,000. Messrs. Jornayvaz and Harvey also had use the Intrepid aircraft for purposes unrelated to our business, to the extent such use did not conflict with business use of the aircraft. In addition, Messrs. Jornayvaz and Harvey had the right to use the Intrepid aircraft under a time-sharing arrangement pursuant to which Messrs. Jornayvaz and Harvey would reimburse Intrepid for the cost of such use up to the limits allowed by Federal Aviation Administration regulations.

        The Original Employment Agreements provided that if an executive were terminated for cause, the executive would be paid accrued compensation, if any, and would be offered continued group health care coverage as required by law, but the executive would not be entitled to severance. If the executive were terminated without cause, the executive would be paid accrued compensation, if any, and would be offered continued group health care coverage as required by law and would be entitled to severance in the amount of compensation payable for the remainder of the current term of the agreement. The Original Employment Agreements also provided that, in the event that we experienced a change of control, as defined in the Original Employment Agreements, all equity awards to executives would become vested in full. The Original Employment Agreements contained tax gross-up provisions. Thus, if any of the payments and benefits due an executive upon a change in control would constitute an "excess parachute payment" (as defined in Section 280G of the Code), then we would first perform a calculation to determine the net after-tax benefit to the executive assuming the executive receives either (a) all compensation and benefits due as a result of the change in control (other than any excise tax gross-up provided for in his employment agreement), or (b) the maximum amount of compensation and benefits permissible without triggering an excess parachute payment under Section 280G. If the executive would receive a greater after-tax benefit by cutting back to the maximum amount permissible without triggering an excess parachute payment, then the executive's compensation and benefits upon the change in control would be cut back to that amount. If the executive would have received a greater after-tax benefit by receiving the full amount of compensation and benefits due upon the change in control (without regard to any excise tax gross-up), then the executive would have received the full amount of such compensation and benefits plus an additional payment that would, after payment of all federal, state and local taxes on such payment, equal the amount of excise tax due.

        Under the Original Employment Agreements, the executives agreed that during the term of their employment and for a period of 24 months after a termination event, the executives would not solicit our employees or compete with us in the potash business and any other business in which we were engaged during the term or at the termination of the Original Employment Agreement. However, if

the executive's employment were terminated without cause more than 24 months after the date of the Original Employment Agreement, the non-solicitation and non-compete obligations would survive only until the end of the then-current term of the Original Employment Agreement. In addition, the Original Employment Agreements prohibited the executives from divulging our confidential information, which prohibition survived the termination of employment.

Mr. Honeyfield

        On January 29, 2008, we extended an offer letter to David W. Honeyfield for the position of Chief Financial Officer, which set forth certain of the terms and conditions of his employment. The extension of the offer letter was necessary to attract Mr. Honeyfield away from his previous employer. Pursuant to the offer letter, Mr. Honeyfield was paid a signing bonus of $50,000 and received a starting base salary of $315,000 per annum. He was eligible for an annual cash bonus, determined in the same manner as bonuses are determined for other executives, with a target annual bonus/short-term cash incentive of 50 percent of his base salary. In order to compensate Mr. Honeyfield for the forfeiture of certain equity awards granted by his then-current employer, he was, pursuant to the offer letter, granted a restricted stock award upon closing of the IPO having a value equal to $500,000. The vesting dates associated with this restricted stock award matched the blended vesting schedule from Mr. Honeyfield's previous employer, and therefore these vesting provisions differed from the grants for our other executives.

        On May 19, 2010, Mr. Honeyfield was promoted to President, Chief Financial Officer and Treasurer. In connection with Mr. Honeyfield's promotion, his base salary was increased to $355,000 per annum. During 2010, Mr. Honeyfield's target annual bonus/short-term cash incentive was 50 percent of his base salary and his target annual bonus incentive amount for annual grants to be made under the 2008 Equity Incentive Plan was 90 percent of his base salary.

        On February 2, 2011, as part of the annual salary review performed by the Compensation Committee for all executive officers, Mr. Honeyfield's base salary was increased to $400,000 per annum, his target annual bonus/short-term cash incentive was increased to 75 percent of his base salary and his target bonus incentive amount for annual grants to be made under the 2008 Equity Incentive Plan was increased to 175 percent of his base salary.

        Mr. Honeyfield is eligible for all benefits offered generally to senior management, for participation in the senior management bonus programs established by the compensation committee, for awards under the STIP and for grants under the Intrepid Potash Inc. 2008 Equity Incentive Plan, in such amounts and subject to such terms and conditions as are established by the Compensation Committee and for all perquisites available generally to senior management. Intrepid and Mr. Honeyfield have not entered into a written employment agreement.

Mr. Litt

        On June 16, 2008, we extended an offer letter to Martin D. Litt for the position of Executive Vice President and General Counsel, which set forth certain of the terms and conditions of his employment. The extension of the offer letter was necessary to attract Mr. Litt away from his previous employer. Pursuant to the offer letter, Mr. Litt received a starting base salary of $300,000 per annum. For years after 2008, pursuant to the offer letter, he was eligible for an annual cash bonus, determined in the same manner as bonuses are determined for other executives, with a target annual bonus/short-term cash incentive of 40 percent of his base salary. Pursuant to the offer letter, Mr. Litt's target bonus incentive amount for annual grants to be made under the 2008 Equity Incentive Plan was 50 percent of his base salary.

        On February 2, 2011, as part of the annual salary review performed by the Compensation Committee for all executive officers, Mr. Litt's target bonus incentive amount for annual grants to be made under the 2008 Equity Incentive Plan was increased to 70 percent of his base salary. Mr. Litt's target annual bonus/short-term cash incentive is 40 percent of his base salary.

        Mr. Litt is eligible for all benefits offered generally to senior management, for participation in the senior management bonus programs established by the compensation committee, for awards under the STIP and for grants under the Intrepid Potash Inc. 2008 Equity Incentive Plan, in such amounts and subject to such terms and conditions as are established by the Compensation Committee and for all perquisites available generally to senior management. Intrepid and Mr. Litt have not entered into a written employment agreement.

Mr. Whyte

        On February 2, 2011, as part of the annual salary review performed by the Compensation Committee for all executive officers, Mr. Whyte's base salary was increased to $240,000 per annum and his target bonus incentive amount for annual grants to be made under the 2008 Equity Incentive Plan was increased to 70 percent of his base salary. Mr. Whyte's target annual bonus/short-term cash incentive is 40 percent of his base salary.

        Mr. Whyte is eligible for all benefits offered generally to senior management, for participation in the senior management bonus programs established by the compensation committee, for awards under the STIP and for grants under the Intrepid Potash Inc. 2008 Equity Incentive Plan, in such amounts and subject to such terms and conditions as are established by the Compensation Committee and for all perquisites available generally to senior management. Intrepid and Mr. Whyte have not entered into a written employment agreement.

Mr. Mansanti

        On August 27, 2009, we extended an offer letter to John G. Mansanti for the position of Vice President of Operations, which set forth certain of the terms and conditions of his employment. The extension of the offer letter was necessary to attract Mr. Mansanti away from his previous employer. Pursuant to the offer letter, Mr. Mansanti was paid a signing bonus of $75,000 and received a starting base salary of $255,000 per annum. For years starting after 2009, he was eligible for an annual cash bonus, determined in the same manner as bonuses are determined for other executives, with a target annual bonus/short-term cash incentive of 50 percent of his base salary. For 2009, pursuant to the offer letter, Intrepid agreed to pay Mr. Mansanti a cash bonus of $130,000. In order to compensate Mr. Mansanti for the forfeiture of certain equity awards granted by his current employer, he was, pursuant to the offer letter, granted a restricted stock award equal to approximately $375,000, as described above. The vesting dates associated with this restricted stock award matched the blended vesting schedule from Mr. Mansanti's previous employer, and therefore these vesting provisions differed from the grants for our other executives.

        On February 2, 2011, as part of the annual salary review performed by the Compensation Committee for all executive officers, Mr. Mansanti's base salary was increased to $265,000 per annum and his target bonus incentive amount for annual grants to be made under the 2008 Equity Incentive Plan was increased to 70 percent of his base salary. Mr. Mansanti's target annual bonus/short-term cash incentive is 50 percent of his base salary.

        Mr. Mansanti is eligible for all benefits offered generally to senior management, for participation in the senior management bonus programs established by the compensation committee, for awards under the STIP and for grants under the Intrepid Potash Inc. 2008 Equity Incentive Plan, in such amounts and subject to such terms and conditions as are established by the Compensation Committee and for all perquisites available generally to senior management. Intrepid and Mr. Mansanti have not entered into a written employment agreement.

 TERMINATION AND CHANGE-IN-CONTROL PAYMENTS

        This section describes and quantifies potential payments that may be made to certain of our named executive officers at, following, or in connection with the termination of the named executive officer's employment or as a result of a change in control of Intrepid.

Employment Agreements—Termination and Change-in-Control Benefits

  Termination Benefits for Messrs. Jornayvaz and Harvey

        Messrs. Jornayvaz and Harvey are the only two employees at Intrepid who have employment agreements. Except as may be provided in any other relevant agreement between the parties, in the event that the respective employment agreement for Mr. Jornayvaz or Harvey is terminated for any reason, the executive shall be entitled to the following:

  •
  payment of the sum of (A) any base salary earned but not yet paid to executive through the date of termination, (B) any bonus earned and payable in accordance with the terms of an applicable company bonus plan but not yet paid to executive as of the date of termination, and (C) any other compensation earned through the date of termination but not yet paid to executive;

  •
  executive's rights under COBRA;

  •
  payment of any amounts due as of the date of termination pursuant to the terms of any equity-based plan of the company or any welfare or retirement plan of the company or of any other amounts or benefits under such plans which by their specific terms extend beyond such date of termination;

  •
  rights with respect to D&O insurance; and

  •
  rights under any separate change-in-control severance agreement or other relevant agreement between the parties.

Change-in-Control Severance Agreements

        All named executive officers are entitled to the following termination and change-in-control payments pursuant to the terms of their change-in-control severance agreements. Effective February 2011, excise tax gross-up provisions were eliminated from the change-in-control severance agreements for all executive officers.

        Except as explained in the preceding paragraph, the named executive officers are entitled to the following pursuant to the terms of the change-in-control severance agreements:

        Upon a change in control:

  •
  Vesting of all equity awards would occur upon the change in control with no termination required.

        In the event the named executive officer's employment is terminated by Intrepid without "Cause" or by the executive for "Good Reason" within 24 months of a change in control, the executive would be entitled to the following additional termination benefits.

  •
  A lump sum cash payment equal to (i) two times the individual's base salary, plus (ii) two times the average of the actual annual bonus/short-term incentive paid to the executive for the two preceding fiscal years. In the event the employee has not been employed through two full bonus cycles, the bonus portion of the calculation uses the average of the actual bonus paid for the most recently completed cycle and the current year target bonus. In the event the employee has not been employed through a bonus cycle, the bonus portion of the calculation is based on the current year's target bonus amount.

  •
  A lump sum cash payment equal to the current year's target annual bonus/short-term incentive, pro-rated for the length of time the employee was employed during the year prior to termination.

  •
  Continuation of standard health and welfare benefits for up to two years.

  •
  Individual outplacement services up to a maximum of $5,000.

        No benefits would be paid upon termination of employment following a change in control for any other reason, including a termination for "Cause," or as a result of death or disability.

        In order to receive the benefits above, the executive is bound by certain non-solicitation provisions which prohibit the executive from hiring Intrepid's employees or soliciting its business relations for a period of one year following the date of termination.

        A "change-in-control" occurs if:

  •
  Any individual, entity, or group (other than Intrepid's current principal owners) becomes the beneficial owner of 30 percent or more of the voting securities of Intrepid; or

  •
  The directors on the Board of Directors on the date the agreement was entered into, or directors nominated by such individuals, cease to constitute at least two-thirds of Board of Directors; or

  •
  There is a merger, consolidation, or other direct or indirect sale of Intrepid or its assets that will result in the voting securities of the successor entity being owned less than 30 percent by Intrepid's voting security holders prior to such transaction; or

  •
  Intrepid's stockholders approve a complete plan of liquidation or dissolution.

        "Cause" means any (i) conviction of (or pleading nolo contendere to) a felony, (ii) engaging in theft, fraud, embezzlement, or willful misappropriation of the property of Intrepid; (iii) violation of any Company policy or practice regarding discrimination or harassment that would be grounds for termination of a Company employee in general; and (iv) willful failure to perform substantially executive's material duties which is not cured within 30 days.

        "Good Reason" means (i) a reduction in executive's base salary or annual bonus opportunity; (ii) a material diminution in executive's responsibility or authority; (iii) a change of more than 30 miles in the location at which executive primarily performs his services; or (iv) any material failure by Intrepid to comply with any material term of this Agreement. The executive is required to notify Intrepid of such event or condition within ninety (90) days of the initial existence of the event or condition.

  Post-Employment Payments

        The named executive officers are entitled to the following termination and change-in-control payments pursuant to the terms of their individual employment agreements and/or change-in-control severance agreements described above, as in effect on December 31, 2010. All calculations assume termination of employment occurring on December 31, 2010.

POST-EMPLOYMENT PAYMENTS
Robert P. Jornayvaz III, Executive Chairman of the Board

Type of Compensation	Qualifying Termination Unrelated to a Change in Control(1)	Change in Control Without Termination(2)	Change in Control and Qualifying Termination
Cash Severance	$—	$—	$1,195,000	(3)
Equity—Restricted Stock Compensation(4)	—	528,474	528,474
Equity—Stock Option Compensation(5)	—	524,898	524,898
Other Benefits—Health & Welfare(6)	—	—	47,911
Other Benefits—Outplacement Services	—	—	5,000

Total Post-Employment Compensation	$—	$1,053,372	$2,301,283

POST-EMPLOYMENT PAYMENTS
Hugh E. Harvey, Jr., Executive Vice Chairman of the Board

Type of Compensation	Qualifying Termination Unrelated to a Change in Control(1)	Change in Control Without Termination(2)	Change in Control and Qualifying Termination
Cash Severance	$—	$—	$1,100,000	(3)
Equity—Restricted Stock Compensation(4)	—	528,474	528,474
Equity—Stock Option Compensation(5)	—	524,898	524,898
Other Benefits—Health & Welfare(6)	—	—	47,911
Other Benefits—Outplacement Services	—	—	5,000

Total Post-Employment Compensation	$—	$1,053,372	$2,206,283

POST-EMPLOYMENT PAYMENTS
David W. Honeyfield, President and Chief Financial Officer

Type of Compensation	Qualifying Termination Unrelated to a Change in Control(1)	Change in Control without Termination(2)	Change in Control and Qualifying Termination
Cash Severance	$—	$—	$1,155,998	(3)
Equity—Restricted Stock Compensation(4)	—	640,530	640,530
Equity—Stock Option Compensation(5)	—	340,252	340,252
Other Benefits—Health & Welfare(6)	—	—	49,177
Other Benefits—Outplacement Services	—	—	5,000
Other Benefits—Tax Gross Ups(7)	—	—	—

Total Post-Employment Compensation	$—	$980,782	$2,190,957

POST-EMPLOYMENT PAYMENTS
Martin D. Litt, Executive Vice President and General Counsel

Type of Compensation	Qualifying Termination Unrelated to a Change in Control(1)	Change in Control without Termination(2)	Change in Control and Qualifying Termination
Cash Severance	$—	$—	$921,120	(3)
Equity—Restricted Stock Compensation(4)	—	364,622	364,622
Equity—Stock Option Compensation(5)	—	225,026	225,026
Other Benefits—Health & Welfare(6)	—	—	49,177
Other Benefits—Outplacement Services	—	—	5,000
Other Benefits—Tax Gross Ups(7)	—	—	—

Total Post-Employment Compensation	$—	$589,648	$1,564,945

POST-EMPLOYMENT PAYMENTS
James N. Whyte, Executive Vice President of Human Resources and Risk Management

Type of Compensation	Qualifying Termination Unrelated to a Change in Control(1)	Change in Control without Termination(2)	Change in Control and Qualifying Termination
Cash Severance	$—	$—	$698,916	(3)
Equity—Restricted Stock Compensation(4)	—	735,955	735,955
Equity—Stock Option Compensation(5)	—	224,186	224,186
Other Benefits—Health & Welfare(6)	—	—	49,177
Other Benefits—Outplacement Services	—	—	5,000
Other Benefits—Tax Gross Ups(7)	—	—	—

Total Post-Employment Compensation	$—	$960,141	$1,713,234

POST-EMPLOYMENT PAYMENTS
John G. Mansanti, Vice President of Operations

Type of Compensation	Qualifying Termination Unrelated to a Change in Control(1)	Change in Control without Termination(2)	Change in Control and Qualifying Termination
Cash Severance	$—	$—	$888,930	(3)
Equity—Restricted Stock Compensation(4)	—	301,825	301,825
Equity—Stock Option Compensation(5)	—	79,915	79,915
Other Benefits—Health & Welfare(6)	—	—	49,177
Other Benefits—Outplacement Services	—	—	5,000

Total Post-Employment Compensation	$—	$381,740	$1,324,847

(1)
No payments are provided under a qualifying termination that is unrelated to a change in control.

(2)
Accelerated vesting upon change in control will occur for all unvested restricted shares in the event of a change in control.

(3)
Cash severance pay generally consists of two times base salary plus two times average of the last 2 years' actual bonus/short-term incentive, issued in a lump-sum payment. See narrative above for further description of the change-in-control severance agreements.

(4)
Calculated by multiplying the number of unvested restricted shares as of December 31, 2010 by $37.29, the closing price of Intrepid's common stock on December 31, 2010.

(5)
The value of accelerated unvested options as of December 31, 2010 is calculated by taking the difference between the closing price of our common stock on December 31, 2010 of $37.29 and the option exercise price and multiplying it by the number of accelerated options.

(6)
Health and welfare benefits are continued until the earlier of two years from the date of termination or when the executive obtains coverage under another employer's medical plan. Values are based on the actual per-employee cost to Intrepid of providing such benefits.

(7)
Calculations are based on the excise tax imposed by Sections 280G and 4999 of the Code and are determined in accordance with such provisions, assuming: (a) termination of employment as of December 31, 2010, (b) full acceleration of all equity incentive awards on December 31, 2010, (c) each executive's base amount and 280G safe harbor are calculated based on average W-2 compensation for the period 2005-2009 (or the period of employment with Intrepid, if shorter), and (d) a stock price of $37.29 on December 31, 2010 (assumed as the date of the change in control).

DIRECTOR COMPENSATION

        The following table sets forth the annual and long-term compensation received during 2010 by the non-employee directors of Intrepid. The amounts presented represent the amount of fees earned during 2010. The stock based component of the compensation has been recorded based on the aggregate grant date fair value computed in accordance with the authoritative accounting guidance related to stock compensation.

Name and Principal Position	Fees Earned or Paid in Cash(1)		Stock Awards		Total
Terry Considine, Director (Class I)	$58,750		$74,993	(2)	$133,743
Chris A. Elliott, Director (Class I)	$18,333	(3)	$56,247	(4)	$74,580
J. Landis Martin, Director (Class II)	$68,750		$74,993	(2)	$143,743
Barth E. Whitham, Director (Class II)	$63,750		$74,993	(2)	$138,743

(1)
This column sets forth the amount of the fees paid to each non-employee director by Intrepid in 2010. For more information regarding these fees, see the narrative accompanying this table.

(2)
Represents the grant date fair value of stock granted to the non-employee directors in 2010, other than Mr. Elliott, which is equal to the number of shares granted to each director multiplied by the closing stock price on May 20, 2010 of $24.16 per share. For more information regarding these grants, see the narrative accompanying this table.

(3)
Mr. Elliott joined the Board of Directors on August 30, 2010.

(4)
Represents the grant date fair value of stock granted to Mr. Elliott in 2010 which is equal to the number of shares granted to each director multiplied by the closing stock price on August 30, 2010, of $22.58 per share. For more information regarding these grants, see the narrative accompanying this table.

Non-Employee Director Compensation Policy

        The Nominating and Corporate Governance Committee periodically conducts reviews of director compensation and makes recommendations for approval by the Board of Directors. Recommendations are typically based on a review of median compensation for a typical non-employee director of a company of comparable size to Intrepid as set forth in general industry data. The Nominating and Corporate Governance Committee also typically engages a compensation consultant to assist with such reviews. For 2010, non-employee director compensation consisted of the following:

  •
  Annual cash retainer of $50,000, paid in equal quarterly installments, which was increased to $55,000 beginning April 1, 2010; and

  •
  An annual grant of common stock with a value equal to $75,000 issued at the first Board of Directors meeting after the annual stockholders meeting.

        In addition to the compensation described above, certain non-employee directors are also entitled to compensation for their service as committee chairpersons, as follows:

  •
  A $15,000 annual retainer for the Audit Committee chairperson, paid in equal quarterly installments.

  •
  A $10,000 annual retainer for the Compensation Committee chairperson, paid in equal quarterly installments.

  •
  A $5,000 annual retainer for the Nominating and Corporate Governance Committee chairperson, paid in equal quarterly installments.

Employee Directors

        Employee directors do not receive additional compensation for serving on the Board of Directors or any committee.

Other Reportable Items Related to Payments Made by Intrepid Associated with Service of a Director

        There are no other reportable items related to payments made by Intrepid associated with service of a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2011, by:

  •
  each person or group who is known by us to own beneficially more than 5 percent of our common stock;

  •
  each member of our board of directors and each of our named executive officers; and

  •
  all members of our board of directors and our executive officers as a group.

        The table is based on information that we received from the nominees, other directors and executive officers, and filings made with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this proxy statement are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power (or shares such powers) with respect to the shares beneficially owned. Except as indicated

below, the address of each named beneficial owner is c/o Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, Colorado 80202.

Name of Beneficial Owner	Shares Beneficially Owned Excluding Options		Shares Acquirable Within 60 Days(1)	Total Shares Beneficially Owned	Percent Beneficially Owned(2)
Name and Address of Stockholders Owning More Than 5%
Robert P. Jornayvaz III, Executive Chairman of the Board	11,546,219	(3)	30,124	11,576,343	15.3%
Hugh E. Harvey, Jr., Executive Vice Chairman of the Board	10,958,921	(4)	30,124	10,989,045	14.6%
Morgan Stanley(5)	7,308,582		—	7,308,582	9.7%
Neuberger Berman(6)	4,660,806		—	4,660,806	6.2%
Name and Position of Directors and Named Executive Officers
Terry Considine, Director	55,366	(7)	—	55,366	<1%
J. Landis Martin, Director	217,410	(8)	—	217,410	<1%
Chris A. Elliott, Director	2,491	(9)	—	2,491	<1%
Barth E. Whitham, Director	14,466	(10)	—	14,466	<1%
David W. Honeyfield, President and Chief Financial Officer	36,799	(11)	14,833	51,632	<1%
Martin D. Litt, Executive Vice President and General Counsel	14,007	(12)	6,537	20,544	<1%
James N. Whyte, Executive Vice President of Human Resources and Risk Management	39,198	(13)	9,256	48,454	<1%
John G. Mansanti, Vice President of Operations	16,267	(14)	2,253	18,520	<1%
All executive officers and directors as a group (13 persons including those named above)	22,929,496		101,457	23,030,953	30.5%

(1)
Unless otherwise indicated, for each person named in the table, the number in the "Shares Acquirable Within 60 Days" column consists of shares covered by stock options that may be exercised within 60 days after April 1, 2011.

(2)
The percent ownership for each stockholder on April 1, 2011 is calculated by dividing (1) the total number of shares beneficially owned by the stockholder by (2) the number of shares of our common stock outstanding on April 1, 2011, (75,386,199 shares) plus any shares acquirable such as stock options exercisable by the stockholder in question within 60 days after April 1, 2011.

(3)
Includes 11,521,000 shares held by Intrepid Production Corporation that are or may be deemed to be beneficially owned by Robert P. Jornayvaz III. Mr. Jornayvaz is the sole stockholder, sole director, and President of Intrepid Production Corporation. This amount also includes 10,599 unrestricted shares and 14,500 unvested, restricted shares held directly by Mr. Jornayvaz, and 120 shares of common stock held by Mr. Jornayvaz's daughter, of which he disclaims beneficial ownership.

(4)
Includes 10,936,000 shares held by Harvey Operating and Production Company that are or may be deemed to be beneficially owned by Hugh E. Harvey, Jr. Mr. Harvey is the sole stockholder, sole director and President of Harvey Operating and Production Company. This amount also includes 8,421 unrestricted shares and 14,500 unvested, restricted shares held directly by Mr. Harvey.

(5)
This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13G/A filed with the SEC by Morgan Stanley and Morgan Stanley Investment Management Inc. on February 9, 2011, with respect to their holdings as of December 31, 2010. Morgan Stanley reports sole voting power with respect to 7,126,820 of such shares and sole dispositive power with respect to 7,308,582 of such shares. Morgan Stanley Investment Management Inc. reports sole voting power with respect to 6,889,246 of such shares and sole dispositive power with respect to 7,071,008 of such shares. The shares reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser and a wholly-owned subsidiary of Morgan Stanley. The Schedule 13G/A does not disclose, and we are unable to determine, who has the ultimate voting or investment control over the shares of our common stock held by Morgan Stanley and Morgan Stanley Investment Management Inc. The principal business office of Morgan Stanley is 1585 Broadway, New York, New York 10036, and the principal business office of Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, New York 10036.

(6)
This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13G filed with the SEC by Neuberger Berman Group LLC ("NB Group") and Neuberger Berman LLC ("NB") on February 14, 2011, with respect to their holdings as of December 31, 2010. The holdings of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternative Fund Management LLC, NB Alternatives Advisers LLC, and Neuberger Berman Fixed Income LLC, affiliates of NB, are also aggregated in the reported holdings. Each of NB and Neuberger Berman Management LLC ("NB Management") serve as a sub-adviser and investment manager, respectively, of NB Group's various registered mutual funds which hold such shares for their clients in the ordinary course of business. As investment advisers, certain affiliated persons that are controlled by NB Group have investment and voting powers with respect to the shares held by many unrelated clients (none of which, according to such Schedule 13G, has a more than 5% interest in Intrepid). Each of NB Group, NB, and NB Management may be deemed to beneficially own the reported shares. Each of NB Group and NB has shared voting power over 3,993,739 shares, shared dispositive power over 4,660,806 shares and sole voting or dispositive power over none of such shares. Each of NB Group, NB, and NB Management has disclaimed beneficial ownership of such shares. The principal business office of NB Group and NB is 605 Third Avenue, New York, New York 10158.

(7)
Includes 6,966 shares of common stock granted to Mr. Considine as a non-employee director under Intrepid's 2008 Equity Incentive Plan. As the result of a pro rata distribution of stock by Potash Acquisition, LLC on November 11, 2008, Mr. Considine indirectly owns 4,840 shares of stock through CIC Retirement Plan, a qualified retirement plan and 38,720 shares of stock through Carbondale Corporation Retirement Plan, a qualified retirement plan. This amount also includes 4,840 shares of common stock held by the Considine Family Foundation.

(8)
Includes 29,281 shares of common stock held directly by Mr. Martin, of which 5,404 were granted to Mr. Martin as a non-employee director under Intrepid's 2008 Equity Incentive Compensation Plan, and 188,129 shares of common stock held by Platte River Ventures, LLC, of which Mr. Martin is the sole member.

(9)
Includes 2,491 shares of common stock granted to Mr. Elliott as a non-employee director under Intrepid's 2008 Equity Incentive Compensation Plan.

(10)
Includes 6,966 shares of common stock granted to Mr. Whitham as a non-employee director under Intrepid's 2008 Equity Incentive Compensation Plan.

(11)
Represents 16,755 unrestricted shares and 20,044 unvested, restricted shares.

(12)
Represents 4,502 unrestricted shares and 9,505 unvested, restricted shares.

(13)
Represents 19,921 unrestricted shares and 18,887 unvested, restricted shares owned directly by Mr. Whyte. Additionally, Mr. Whyte indirectly beneficially owns 230 shares of common stock held in his minor son's custodial account and 160 shares of common stock owned by his minor son.

(14)
Represents 6,818 unrestricted shares and 9,449 unvested, restricted shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy on Transactions with Related Persons

        Intrepid has adopted a written policy and procedures for the Audit Committee's review of any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or series of similar transactions, arrangements or relationships in which (i) Intrepid is a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000, and (iii) a related person has or will have a direct or indirect material interest. For purposes of this policy, a "related person" means (i) any of our directors, executive officers or nominees for director, (ii) any stockholder that beneficially owns more than 5 percent of Intrepid's outstanding shares of common stock, (iii) any immediate family member of the foregoing, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or other principal or has a substantial ownership interest (more than 10 percent) or control of such entity. The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of Intrepid and its stockholders.

        In addition, Intrepid's Code of Business Conduct and Ethics provides that no director, officer or employee may pursue for his or her own account a business or investment opportunity if he or she has obtained knowledge of such opportunity through his or her affiliation with Intrepid.

Related Person Transactions

        Set forth below is a description of related transactions between Intrepid and its officers, directors, and greater than five percent stockholders during the last fiscal year and the current fiscal year.

        Director Designation and Voting Agreement.    For a description of this agreement, see "Board and Committee Meetings—Director Designation and Voting Agreement" described previously.

        Registration Rights Agreement.    On April 25, 2008, Intrepid, HOPCO, IPC, and PAL executed a Registration Rights Agreement. Under the Registration Rights Agreement, each of HOPCO, IPC, and PAL has the right, in certain circumstances, to require Intrepid to register for sale some or all of the shares of common stock held by such stockholder. Subject to the terms and conditions of the Registration Rights Agreement, each of HOPCO, IPC and PAL will have the right to make three such "demands" for registration, one of which may require a shelf registration statement. In addition, in connection with future registered offerings by Intrepid, whether pursuant to a "demand" registration or otherwise, HOPCO, IPC, and PAL will have the ability to exercise certain "piggyback registration rights" and have some or all of their shares included in the registration statement. Intrepid will bear all costs of registration pursuant to the registration rights provided in the Registration Rights Agreement.

        Airplane Use Policy.    Under Intrepid's aircraft use policy, Mr. Jornayvaz, Mr. Harvey, and approved executive officers are allowed personal use of Intrepid's plane. Any personal use of aircraft may be taxable to the executive officer as a "fringe benefit" under IRS regulations. Additionally, Mr. Jornayvaz and Mr. Harvey may use the plane under dry-leases and reimburse Intrepid the lesser of the actual cost or the maximum amount chargeable under Federal Aviation Regulation 91-501(d). Personal use of the airplane was calculated based on occupied seat miles, rather than flight miles, based on IRS regulations. Flight segments may have passengers for both personal and business purposes. Each seat occupied for personal use was multiplied by the flight segment miles to calculate the percentage of flight time reported as personal use pursuant to IRS regulations.

        An entity formed in May 2008 known as BH Holdings LLC ("BH"), which is owned by entities controlled by Mr. Jornayvaz and Mr. Harvey, entered into a dry-lease arrangement with Intrepid to allow Intrepid use of an aircraft owned by BH for Intrepid business purposes. Additionally, in January 2009, a dry-lease arrangement by and between Intrepid and Intrepid Production Holdings LLC ("IPH"), which is indirectly owned by Mr. Jornayvaz, became effective to allow Intrepid use of an aircraft owned by IPH for Intrepid business purposes. Both dry-lease rates and dry-lease arrangements were approved by Intrepid's Audit Committee.

        In the year ended December 31, 2010, Intrepid incurred dry-lease charges of approximately $200,000 under its dry lease arrangement with BH. As of December 31, 2010, accounts payable balances due to BH were approximately $27,000. In the year ended December 31, 2010, Intrepid incurred dry-lease charges of approximately $542,000 under its dry lease arrangement with IPH. As of December 31, 2010, the accounts payable balance due to IPH was approximately $17,000.

        Sublease of Office Space from Intrepid.    Intrepid entered into an agreement with IPC and the LARRK Foundation during 2008 to sublease portions of its headquarters office space to these entities. The LARRK Foundation is a charitable foundation of which Mr. Jornayvaz is a trustee. The subleases to IPC and the LARRK Foundation are on the same general terms and conditions as the master lease under which Intrepid leases its office space. IPC and the LARRK Foundation have paid their respective shares of the security deposit due under the master lease and paid directly for the build-out of their respective subleased space. The terms of the subleases are from February 1, 2009, to April 30, 2019, for a total of 123 months. As of December 31, 2010, there were related party accounts payable balances due to IPC and the LARRK Foundation for approximately $55,000 and $3,000, respectively, due to prepayments and refundable deposits related to these arrangements. The rent due from IPC and the LARRK Foundation are billed on a monthly basis and recognized as a receivable due within 30 days.

        The future minimum lease payments to be made by IPC to Intrepid for the next five years and thereafter are presented below (in thousands):

2011	$71
2012	73
2013	75
2014	78
2015	80
Thereafter	285

Years 2011 - 2019	$662

        The future minimum lease payments to be made by the LARRK Foundation to Intrepid for the next five years and thereafter are presented below (in thousands):

2011	$10
2012	10
2013	10
2014	10
2015	11
Thereafter	38

Years 2011 - 2019	$89

        Transition Services Agreement.    On April 25, 2008, Intrepid, Intrepid Oil & Gas, LLC ("IOG"), and Intrepid Potash—Moab, LLC ("Intrepid Moab") executed a Transition Services Agreement. Pursuant to the Transition Services Agreement, IOG may request specified employees of Intrepid or its subsidiaries (other than Mr. Jornayvaz and Mr. Harvey) to provide a limited amount of geology, land title, and engineering services in connection with IOG's oil and gas ventures with payment by IOG to Intrepid for these services. Effective March 25, 2011, the Transition Services Agreement was extended until April 24, 2013.

        IOG is obligated to reimburse Intrepid for and in connection with the use of Intrepid's services, in an amount equal to the sum of:

  •
  the number of hours Intrepid's employees spent performing services under the Transition Services Agreement for such month, multiplied by a cost per hour for each employee, which takes into account actual gross wages, salaries, bonuses, incentive compensation and payroll taxes of such employee, employee benefit plans attributable to such employee and other benefits directly attributable to such employee, plus an amount equal to ten percent of such employee cost per hour to ensure fairness of such arrangements to Intrepid; and

  •
  all reasonably documented out-of-pocket costs and expenses incurred by Intrepid during such month.

        The Transition Services Agreement limits the aggregate time spent by any employee of Intrepid or its subsidiaries on projects under the agreement to 15 percent. This limit may only be exceeded with the prior approval of Intrepid's Board of Directors.

        In addition, the parties to the Transition Services Agreement (i) acknowledge that IOG owns the rights that permit IOG to drill an oil and gas well at an agreed location near Intrepid's Moab mine; and (ii) consent to and authorize the drilling of the well by IOG at its own expense, provided that such drilling does not interfere with the operations of Intrepid. If and to the extent any costs are incurred by Intrepid in connection with IOG's drilling of the well, such costs will be reimbursable under the Transition Services Agreement. If IOG determines in its sole discretion that the well is noncommercial for oil and gas production, and Intrepid agrees that the well should be converted for use in its potash production, Intrepid will buy the well from IOG for a specified amount not to exceed $750,000 or IOG's actual out-of-pocket cost for the drilling and related costs and expenses incurred by IOG to drill the well to the base of the potash zones. IOG has agreed to indemnify Intrepid Moab for any damage to the Moab mine that is caused by the drilling of the well.

        As of December 31, 2010, there was a net related party accounts payable balance due to IOG for $25,000 due to a $25,000 prepayment by IOG in November 2009. Intrepid's services to IOG are billed on a monthly basis and recognized as a receivable from IOG with collection due within 30 days. IOG billings by Intrepid under the Transition Services Agreement for the year ended December 31, 2010 were approximately $54,000.

  Surface Use Easement Agreements

        In connection with oil and gas rights owned by IOG that exist below the surface of land owned by Intrepid Moab, Intrepid Moab, a wholly-owned subsidiary of Intrepid, entered into two Surface Use Easement and Water Purchase Agreements with IOG, dated July 14, 2009, and November 16, 2009 (the "July Agreement" and the "November Agreement", respectively). The Audit Committee approved both agreements. In the July Agreement, Intrepid Moab granted IOG an easement across a portion of Intrepid Moab's land to access a drilling site for one of its wells. The term of the easement is for three years commencing on July 2, 2009, and so long thereafter as oil or gas is produced in paying quantities from the well or from any unit or communitized area that includes the well. As consideration for this easement, IOG paid the sum of $9,500 and agreed to pay Intrepid Moab the sum of $7,500 upon each anniversary of July 2nd during the term of the easement. Among other things, Intrepid Moab agreed to sell IOG water or salt brine to the extent that Intrepid Moab has excess water or salt brine available that it may legally sell. In the year ended December 31, 2010, IOG paid approximately $7,500 under the July Agreement.

        In the November Agreement, Intrepid Moab granted IOG an easement across a portion of Intrepid Moab's land to access a drilling site for another of its wells. The term of the easement is for three years commencing on November 16, 2009, and so long thereafter as oil or gas is produced in paying quantities from the well or from any unit or communitized area that includes the well. As consideration for this easement, IOG paid approximately $11,000 and agreed to pay the sum of $7,500 upon each anniversary of November 16th during the term of the easement. Among other things, Intrepid Moab agreed to sell IOG water or salt brine to the extent that Intrepid Moab has excess water or salt brine available that it may legally sell. In the year ended December 31, 2010, IOG paid Intrepid the aforementioned $15,000 under the November Agreement.

        In addition, the parties to the November Agreement (i) acknowledge that IOG owns the rights that permit IOG to drill an oil and gas well at an agreed location near Intrepid's Moab mine; and (ii) consent to and authorize the drilling of the well by IOG at its own expense, provided that such drilling does not interfere with the operations of Intrepid or its affiliates. If and to the extent any costs are incurred by Intrepid or its affiliates in connection with IOG's drilling of the well, such costs will be reimbursable under the Transition Services Agreement. If IOG determines in its sole discretion that the well is noncommercial for oil and gas production, and Intrepid Moab agrees that the well should be converted for use in its potash production, Intrepid Moab will buy the well from IOG for a specified amount not to exceed $750,000 or IOG's actual out-of-pocket cost for the drilling and related costs and expenses incurred by IOG to drill the well to the base of the potash zones. IOG has agreed to indemnify Intrepid Moab and its affiliates for any damage to the Moab mine that is caused by the drilling of the well.

LIMITATION OF LIABILITY AND INDEMNIFICATION

        As permitted by the Delaware General Corporation Law, or DGCL, our Restated Certificate of Incorporation contains provisions that limit or eliminate the personal liability of our directors and officers for monetary damages for a breach of their fiduciary duty of care as a director or officer. The duty of care generally requires that, when acting on behalf of the corporation, directors and officers exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for:

  •
  any breach of the person's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the person derived an improper personal benefit.

        These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

        As permitted by the DGCL, our Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that:

  •
  we will indemnify our current and former directors and officers and anyone who is or was serving at our request as the director, officer, employee or agent of another entity, and may indemnify our current or former employees and other agents, to the fullest extent permitted by the DGCL, subject to limited exceptions; and

  •
  we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

        We have obtained liability insurance for our directors and officers.

        Our Restated Certificate of Incorporation requires us to advance expenses to our directors and officers in connection with a legal proceeding, subject to receiving an undertaking from such director or officer to repay advanced amounts if it is determined he or she is not entitled to indemnification. Our Amended and Restated Bylaws provide that we may advance expenses to our employees and other agents, upon such terms and conditions, if any, as we deem appropriate.

        We have entered into separate indemnification agreements with each of our directors and officers, which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance, if available on reasonable terms.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under U.S. securities laws, directors, executive officers, and persons holding more than10 percent of Intrepid common stock must report their initial ownership of the common stock and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports and Intrepid must identify in this proxy statement those persons who did not file these reports when due.

        Based solely on a review of reports filed with Intrepid, all directors, executive officers, and 10 percent owners timely filed all reports regarding transactions in Intrepid's securities required to be filed for 2010 by Section 16(a) under the Exchange Act with the following exception. A late Form 4 with respect to the forfeiture of 9,843 restricted shares by Rodney D. Gloss, our former Vice President and Controller, was filed on April 14, 2010, which was to report the forfeiture of these restricted shares resulting from the termination of Mr. Gloss' employment with Intrepid, effective April 8, 2010.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities with respect to (1) the integrity of Intrepid's financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of Intrepid's independent accountants, (3) the performance of Intrepid's internal audit function, and (4) other matters as set forth in the charter of the Audit Committee approved by the Board of Directors.

        Management is responsible for Intrepid's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The independent accountants are responsible for performing an independent audit of Intrepid's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In connection with these responsibilities, the Audit Committee reviewed and discussed with management and the independent accountants the audited consolidated financial statements of Intrepid for the fiscal year ended December 31, 2010. The Audit Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit Committee concerning independence and has discussed with the independent accountants the independent accountants' independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Intrepid be included in Intrepid's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, that was filed with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF INTREPID POTASH, INC.
J. Landis Martin, Chairman Terry Considine Chris A. Elliott Barth E. Whitham

March 24, 2011

HOUSEHOLDING

        As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including the Notice of Internet Availability of Proxy Materials, proxy statements, annual reports, and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, Colorado 80202, Attention: Secretary, or by telephone at (303) 296-3006. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

 STOCKHOLDER PROPOSALS

        A stockholder who would like to have a proposal considered for inclusion in our 2012 proxy statement must submit the proposal so that it is received by us no later than December 7, 2011. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, Colorado 80202.

        For stockholder proposals submitted outside of the SEC proposal rules, our Amended and Restated Bylaws require that advance written notice in proper form of stockholder proposals for matters to be brought before an annual stockholders meeting be received by the Secretary of Intrepid not less than 90 days or more than 120 days before the first anniversary date of the immediately preceding annual stockholders meeting. Accordingly, notice of stockholder proposals for the 2012 Annual Meeting of Stockholders must be received by Intrepid between January 26, 2012, and February 25, 2012.

OTHER MATTERS

        Management does not know of any other matters to be brought before the 2011 Annual Meeting of Stockholders. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors

Geoffrey T. Williams, Jr. Secretary

April 4, 2011

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01B8UD 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — The Board of Directors recommends that you vote FOR all of the nominees listed in Proposal 1, FOR Proposals 2 and 3, and FOR the “1 Year” option in Proposal 4: For Against Abstain 2. The ratification of the appointment of KPMG LLP as Intrepid’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011. For Against Abstain 3. Approve, by non-binding, advisory vote, executive compensation. 1. The election of Directors: 01 - Robert P. Jornayvaz III 02 - Hugh E. Harvey, Jr. IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain For Against Abstain 4. Recommend, by non-binding, advisory vote, the frequency of the non-binding, advisory vote on executive compensation. 1 Yr 2 Yrs 3 Yrs Abstain B Non-Voting Items Change of Address — Please print new address below. 1234 5678 9012 345 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK C123456789 1 1 3 0 9 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Mountain Daylight Time, on May 25, 2011. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/IPI • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

2011 Annual Meeting of Intrepid Potash, Inc. Stockholders May 25, 2011, 10:00 a.m. (Mountain Daylight Time) Denver Marriott City Center, 1701 California Street, Denver, Colorado 80202 Solicited on Behalf of the Board of Directors for the Annual Meeting, May 25, 2011, Denver, Colorado The undersigned hereby appoints David W. Honeyfield, Martin D. Litt and Geoffrey T. Williams, Jr., and each of them, the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each) to represent and to vote all Common Stock of Intrepid Potash, Inc., which the undersigned is entitled to vote, at the annual meeting of stockholders of Intrepid Potash, Inc. to be held at the Denver Marriott City Center, 1701 California Street, Denver, Colorado 80202, on May 25, 2011, at 10:00 a.m. local time, or at any adjournment or postponement thereof (the “Stockholders’ Meeting”), upon those matters as described in the Proxy Statement. In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the Stockholders’ Meeting (including any adjournment or postponement thereof). IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE TWO NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND FOR THE “1 YEAR” OPTION IN PROPOSAL 4. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card. . Proxy — Intrepid Potash, Inc. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.